                                                                     EXHIBIT 2.1

================================================================================









                              AMENDED AND RESTATED

                      CONTRIBUTION AND FORMATION AGREEMENT

                                      among

                            SBC COMMUNICATIONS INC.,


                              BELLSOUTH CORPORATION


                                       and


                                    ALLOY LLC





                            Dated as of April 4, 2000










================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I
                              DEFINITIONS AND TERMS

   1.4 Specific Definitions .............................................................................2
   1.5 Other Terms .....................................................................................20
   1.6 Other Definitional Provisions ...................................................................20

                                   ARTICLE II
                           FORMATION AND CONTRIBUTIONS

   2.1 Formation of Newco and Manager ..................................................................21
   2.2 Contribution of SBC Wireless LLC Shares .........................................................22
   2.3 Contribution of BellSouth Shares ................................................................22
   2.4 Issuance of Newco LLC Units .....................................................................22
   2.5 Closing .........................................................................................23
   2.6 Additional Closing Deliveries by SBC ............................................................23
   2.7 Additional Closing Deliveries by BellSouth ......................................................24
   2.8 Deliveries by Newco .............................................................................24
   2.9 SBC Additional Closing ..........................................................................24
   2.10 BellSouth Additional Closing ...................................................................25
   2.11 Net Debt....................................................................................... 28

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

   3.1 Representations and Warranties of SBC ...........................................................29
   3.2 Representations and Warranties of BellSouth .....................................................41

                                   ARTICLE IV
              CERTAIN COVENANTS AND AGREEMENTS OF SBC and Bellsouth

   4.1 Access and Information ..........................................................................52
   4.2 Conduct of Business .............................................................................53
   4.3 Registrations, Filings and Consents .............................................................57
   4.4 Employee Benefit Plan/Employees .................................................................59
   4.5 Transferred Businesses ..........................................................................66
   4.6 Divestitures ....................................................................................66
   4.7 Acquisitions by SBC or BellSouth ................................................................67
   4.8 Accountants' Letter .............................................................................67
   4.9 Transition Group ................................................................................67
   4.10 Initial Marketing Plan .........................................................................67
   4.11 [Intentionally omitted] ........................................................................68
   4.12 Ancillary Agreements ...........................................................................68
   4.13 Resale and Agency Agreements ...................................................................68

   4.14 Headquarters ...................................................................................68
   4.15 Branding; Corporate Name .......................................................................68
   4.16 Intercompany Obligations .......................................................................68
   4.17 Taxes ..........................................................................................72
   4.18 Business Assets ................................................................................73
   4.19 Notification of Certain Matters ................................................................74
   4.20 Regulatory Compliance ..........................................................................74
   4.21 Control of Operations ..........................................................................75
   4.22 Conversions ....................................................................................75
   4.23 Certain Exclusions .............................................................................76
   4.24 Consent of Third Parties .......................................................................76
   4.25 Additional Properties ..........................................................................77
   4.26 Consents to Additional Acquisitions ............................................................79
   4.27 Intercompany Indebtedness ......................................................................80
   4.28 Transaction Costs ..............................................................................80
   4.29 Minority Interests .............................................................................80
   4.30 Crown Castle Shares ............................................................................80
   4.31 Further Assurances .............................................................................80

                                    ARTICLE V
                              CONDITIONS TO CLOSING

   5.1 Conditions to Each Party's Obligation to Effect the Transaction .................................81
   5.2 Conditions to Obligation of BellSouth ...........................................................82
   5.3 Conditions to Obligation of SBC .................................................................83

                                   ARTICLE VI
                                   TERMINATION

   6.1 Termination .....................................................................................84
   6.2 Effect of Termination ...........................................................................85

                                   ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

   7.1 Survival of Representations, Warranties, Covenants and Agreements; Knowledge of Breach ..........85
   7.2 Indemnification by BellSouth ....................................................................86
   7.3 Indemnification by SBC ..........................................................................87
   7.4 Indemnification as Sole Remedy; Specific Performance ............................................88
   7.5 Method of Asserting Claims, Etc .................................................................88
   7.6 No Additional Recoveries. .......................................................................89
   7.7 Calculation of Losses ...........................................................................90
   7.8 Assignment of Claims ............................................................................90
   7.9 Tower Indemnity .................................................................................90

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
                                  ARTICLE VIII
                                  MISCELLANEOUS

   8.1 Amendment and Waiver ............................................................................91
   8.2 Expenses ........................................................................................91
   8.3 Public Disclosure ...............................................................................91
   8.4 Assignment ......................................................................................91
   8.5 Entire Agreement ................................................................................92
   8.6 Fulfillment of Obligations ......................................................................92
   8.7 Parties in Interest; No Third Party Beneficiaries ...............................................92
   8.8 Counterparts ....................................................................................92
   8.9 Section Headings ................................................................................92
   8.10 Notices ........................................................................................92
   8.11 Governing Law; Submission to Jurisdiction; Selection of Forum ..................................94
   8.12 Submission to Jurisdiction .....................................................................94
   8.13 Waiver of Jury Trial ...........................................................................95
   8.14 Severability ...................................................................................95

EXHIBITS AND SCHEDULES

Exhibit A        Form of Certificate of Formation of Newco

Exhibit B        Form of Certificate of Incorporation of Manager

Exhibit C        Form of By-laws of Manager

Exhibit D        [Reserved]

Exhibit E        [Reserved]

Exhibit F        Form of Newco LLC Agreement

Exhibit G        Form of Registration Rights Agreement

Exhibit H        Form of Resale Agreements

Exhibit I Form of Agency Agreements (consisting of the Wireless Agency Agreements and the Wireline Agency Agreements)

Exhibit J        Form of Transition Services Agreement

Exhibit K        Form of Management Agreement

Exhibit L        Form of Intellectual Property License Agreement

Exhibit M        Form of Stockholders' Agreement

Exhibit N        Form of Transition Marks Agreement



Schedule 1       Excluded BellSouth Business

Schedule 2       SBC Additional Subsidiary Dates

Schedule 3       Arkansas Market and Los Angeles Market

Schedule 4       SBC Companies and Certain Definitions

Schedule 5(a)    SBC Other Interests

Schedule 5(b)    BellSouth Other Interests

Schedule 6(a)    Value of SBC Other Interests

Schedule 6(b)    Value of BellSouth Other Interests

                  AMENDED AND RESTATED CONTRIBUTION AND FORMATION AGREEMENT, dated as of April 4, 2000 and amended and restated as of October 2, 2000, among SBC Communications Inc., a Delaware corporation ("SBC"), and BellSouth Corporation, a Georgia corporation ("BellSouth"), and Alloy LLC, a Delaware limited liability company ("Newco").


                                  WITNESSETH:

                  WHEREAS, SBC and BellSouth (each, a "Party" and, collectively, the "Parties") wish to combine their respective Domestic mobile wireless voice and data services businesses, to be conducted through Newco and governed by the terms of the Newco LLC Agreement;

                  WHEREAS, the Boards of Directors of each Party and the Manager of Newco have approved the Transaction;

                  WHEREAS, the Parties are entering into this Agreement to set forth their agreement as to the creation of and contribution of certain assets to Newco and the conditions to such contributions;

                  WHEREAS, subject to the terms and conditions set forth herein, SBC will cause certain Subsidiaries to contribute the SBC Business to Newco, including its indirect equity interests in the SBC Companies;

                  WHEREAS, subject to the terms and conditions set forth herein, BellSouth will cause certain Subsidiaries to contribute the BellSouth Business to Newco, including its indirect equity interests in the BellSouth Companies;

                  WHEREAS, in connection with the execution and delivery of this Agreement, BellSouth, SBC and Newco will also be entering into the Newco LLC Agreement and the Stockholders' Agreement in accordance with the terms hereof; and

                  WHEREAS, the Parties intend that for federal income tax purposes the contributions of the SBC Business and the BellSouth Business shall
(a) qualify as a transfer of assets under the provisions of Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) not interfere with the accounting by SBC of prior business combinations using the "pooling-of-interests" method of accounting;

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                              DEFINITIONS AND TERMS

         1.4 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

"20B2" shall mean, collectively, the properties acquired pursuant to the Purchase Agreement between GTE Wireless Incorporated and SBC, dated as of June 30, 2000, with respect to Texas RSA 20B2.

"AB Account" shall have the meaning set forth in Section 2.10(b).

"ABC Agreement" shall mean the ABC Holding Limited Liability Company Agreement, dated November 13, 1998.

"ABC Holding" shall mean AB Cellular Holding, LLC, a Delaware limited liability company.

"AB Excess" shall have the meaning set forth in Section 2.10(a).

"Additional Subsidiaries" shall mean collectively, the SBC Additional
         Subsidiaries and the BellSouth Additional Subsidiary.

"Affiliates" shall mean with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under Common Control with such other Person at any time during the period for which the determination of affiliation is being made.

"Agency Agreements" shall mean, collectively, the Wireline Agency Agreements and the Wireless Agency Agreements.

"Agreement" shall mean this Contribution and Formation Agreement, the Schedules hereto, the BellSouth Disclosure Letter, the SBC Disclosure Letter and the Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

"Air-Ground Service" shall mean air-ground wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Subpart G of Part 22 of the FCC Rules and all air-ground wireless voice and data services reasonably ancillary thereto.

"Ancillary Agreements" shall mean, collectively, the Agency Agreements, Intellectual Property License Agreements, Newco LLC Agreement, Registration Rights Agreement, Resale Agreements, Stockholders' Agreement, Management

         Agreement, Transition Marks Agreements and Transition Services Agreement, in each case substantially in the form attached as an Exhibit hereto.


"Arkansas Assets" shall mean all right, title and interest of the applicable SBC
         Additional Subsidiary in and to (i) all FCC Licenses held by the SBC Companies or any Subsidiary of a SBC Company covering the Arkansas Market, (ii) all other Licenses held by the SBC Companies or any Subsidiary of a SBC Company relating exclusively to the wireless telecommunications systems serving the Arkansas Market; and (iii) all other assets, rights and properties owned or leased by SBC or any Subsidiary of SBC and used exclusively by SBC or its Affiliates in connection with the SBC Business in the Arkansas Market.

"Arkansas Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsements of or by any SBC Company or any Subsidiary of a SBC Company relating exclusively (i) to the Arkansas Assets or (ii) the SBC Business in the Arkansas Market.

"Arkansas Market" shall have the meaning set forth on Schedule 3 hereto.

"Austin" shall mean, collectively, the properties acquired pursuant to the Purchase Agreement between GTE Wireless Incorporated and SBC, dated as of June 30, 2000, with respect to Austin, Texas.

"Bankruptcy and Equity Exception" shall have the meaning set forth in Section
         3.1(e).

"BellSouth" shall have the meaning set forth in the Preamble.

"BellSouth Additional Closing" shall have the meaning set forth in Section
         2.10(d).

"BellSouth Additional Closing Date" shall have the meaning set forth in Section
         2.10(e).

"BellSouth Additional Subsidiary" shall have the meaning set forth in Section
         2.10(d).

"BellSouth Additional Subsidiary Value" shall mean the Fair Market Value of the
         BellSouth Additional Subsidiary as of December 31, 2002.

"BellSouth After Acquired Properties" shall mean businesses and other properties acquired by BellSouth or a Subsidiary thereof, with the consent of SBC, listed on Schedule 5(b) hereto.

"BellSouth Benefits Liabilities" shall have the meaning set forth in Section
         4.4(m).

"BellSouth Books and Records" shall mean all books, ledgers, files, reports, plans and operating records of, or maintained for the BellSouth Business; provided that with respect to any of the foregoing items that are not held by the BellSouth

         Companies or any of their Subsidiaries, BellSouth Books and Records shall be deemed to refer only to items materially related to the BellSouth Business.

"BellSouth Business" shall mean the Business as conducted by BellSouth and its Affiliates, but shall not include the Excluded BellSouth Business.

"BellSouth Carolinas" shall mean BellSouth Carolinas PCS, L.P., a Delaware limited partnership.

"BellSouth Cellular" shall mean BellSouth Cellular Corp., a Georgia corporation.

"BellSouth Closing Net Debt" shall mean the BellSouth Net Debt as of the
         Closing.

"BellSouth Companies" shall mean collectively RAM Communications, BellSouth PCS,
         BellSouth Data, Huntsville Cellular, BellSouth Mobility and National Marketing and shall be deemed to include the BellSouth Additional Subsidiary. For purposes of Sections 3.2 and 4.2 hereof, the term BellSouth Companies shall include the Subsidiaries listed on Schedule 3.2(d) of the BellSouth Disclosure Letter.

"BellSouth Companies' Licenses" shall have the meaning set forth in Section
         3.2(n).

"BellSouth Compensation and Benefit Plans" shall have the meaning set forth in
Section 3.2(i)(i).

"BellSouth Contribution" shall have the meaning set forth in Section 2.3.

"BellSouth Data" shall mean RAM/BSE Communications, L.P., a Delaware limited partnership, and its successor companies.

"BellSouth Data Shares" shall mean all of the issued and outstanding equity interests of BellSouth Data in whatever form such equity interests may be held.

"BellSouth Deductible" shall have the meaning set forth in Section 7.2(b).

"BellSouth Disclosure Letter" shall mean the disclosure letter, dated the date hereof, delivered by BellSouth to SBC.

"BellSouth Employees" shall have the meaning set forth in Section 3.2(i)(i).

"BellSouth Financial Statements" shall have the meaning set forth in Section
         3.2(f).

"BellSouth Holdings Entities" shall mean, collectively, BellSouth Mobile Data,
         Inc., a Georgia corporation, BSCC of Houston, Inc., a Texas corporation, ACCC of Los Angeles, Inc., a California corporation, BellSouth Cellular and RAM

         Broadcasting Corporation, a New York corporation, and their respective successor companies.

"BellSouth Interim Financial Statements" shall have the meaning set forth in
         Section 3.2(f).

"BellSouth Leasing Company" shall have the meaning set forth in Section 4.4(a).

"BellSouth Mobility" shall mean BellSouth Mobility Inc, a Georgia corporation, and its successor companies.

"BellSouth Mobility Shares" shall mean all of the issued and outstanding equity interests of BellSouth Mobility in whatever form such equity interests may be held.

"BellSouth Net Debt" shall mean, as calculated as of the Closing Date, (x) the sum of the liabilities of (a) each of the BellSouth Companies (including for such purposes, each direct and indirect wholly owned Subsidiary of a BellSouth Company, but excluding the BellSouth Additional Subsidiary) and (b) each other Subsidiary of the BellSouth Companies, but excluding the BellSouth Additional Subsidiary, multiplied by the respective direct or indirect percentage ownership of the BellSouth Companies, as set forth in Schedule 3.2(d)(i) of the BellSouth Disclosure Letter, minus (y) the sum of the current assets (including cash and cash equivalents owned by such companies and by Wireless Investco) of (a) each of the BellSouth Companies (including for such purposes each direct and indirect wholly owned Subsidiary of a BellSouth Company, but excluding the BellSouth Additional Subsidiary that are operating companies) and (b) each other Subsidiary of the BellSouth Companies (but excluding the BellSouth Additional Subsidiary) by the respective direct or indirect percentage ownership of BellSouth, as set forth in Schedule 3.2(d)(i) of the BellSouth Disclosure Letter, clauses (x) and (y) being calculated from time to time in a manner consistent with GAAP. The amounts set forth on Schedule 6(b)(1) and 6(b)(2) hereto shall be deemed to be current assets of the BellSouth Companies for purposes of the calculation of the BellSouth Net Debt. All fees and expenses of advisors paid or accrued as of the Closing Date by BellSouth, a BellSouth Company or a Subsidiary thereof, in connection with the acquisition of the BellSouth After Acquired Properties prior to Closing shall be deemed to be a current asset of the BellSouth Companies, other than fees and expenditures relating solely to litigation.

"BellSouth Pension Plans" shall have the meaning set forth in Section 3.2(i)(i).

"BellSouth PCS" shall mean BellSouth Personal Communications, Inc., a Delaware corporation and its successor companies.

"BellSouth PCS Shares" shall mean all of the issued and outstanding equity interests of BellSouth PCS in whatever form such equity interests may be held.

"BellSouth Proportionate Share" shall have the meaning set forth in Section
         4.4(m).

"BellSouth Required Consents" shall have the meaning set forth in Section
         3.2(b)(i).

"BellSouth Shares" shall mean, collectively, the RAM Communications Shares, the BellSouth PCS Shares, the BellSouth Mobility Shares, the BellSouth Data Shares and the Huntsville Shares.

"BellSouth Subsidiary Restructuring" shall have the meaning set forth in Section
         4.22(b).

"BellSouth Transferred Employees" shall have the meaning set forth in Section
         4.4(b).

"BellSouth Wireless Data" shall have the meaning set forth in Section 4.25(i).

"BellSouth Wireless Employees" shall have the meaning set forth in Section
         4.4(b).

"Benefits Calculation" shall have the meaning set forth in Section 4.4(j).

"Books and Records" shall mean the BellSouth Books and Records or the SBC Books and Records, as the context requires.

"Business" shall mean (a) the acquisition, development, ownership and operation of businesses engaged in the Domestic provision of mobile wireless voice and data services utilizing radio frequencies licensed by the FCC for the provision of Cellular Service, PCS Service, Wireless Data Service, Satellite Services, Part 27 Service and Paging Services in Puerto Rico and the U.S. Virgin Islands, and (b) business activities customarily ancillary to the provision of any of the foregoing.

"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

"Calculation" shall have the meaning set forth in Section 2.11(a).

"Cellular Service" shall mean mobile wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Subpart H of Part 22 of the FCC Rules and all mobile voice and data services reasonably ancillary thereto.

"Certificate of Formation" shall have the meaning set forth in Section 2.1(b).

"Chosen Courts" shall have the meaning set forth in Section 8.11.

"Claim Notice" shall have the meaning set forth in Section 7.5.

"Closing" shall have the meaning set forth in Section 2.5(a).

"Closing Date" shall have the meaning set forth in Section 2.5(a).

"Closing Net Debt" shall mean the sum of the SBC Closing Net Debt and the BellSouth Closing Net Debt.

"CMRS" shall mean Commercial mobile radio service, as defined in 47 C.F.R.ss.
         20.3.

"Code" shall have the meaning set forth in the Recitals.

"Communications Act" shall mean the Communications Act of 1934, as amended or any successor statute.

"Compensation and Benefit Plans" shall mean, collectively, the SBC Compensation and Benefit Plans and the BellSouth Compensation and Benefit Plans.

"Confidentiality Agreement" shall have the meaning set forth in Section 4.1(c).

"Conflicted Systems" shall have the meaning set forth in Section 4.6.

"Contracts" shall mean all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments, non-governmental licenses, notes, mortgages, indentures or other obligations.

"Control"(including the correlative meanings of the terms "Controlled by" and "under Common Control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"CPA Firm" shall have the meaning set forth in Section 2.11(c).

"Credits" shall have the meaning set forth in Section 3.2(v).

"Crown Castle Shares" shall mean the shares of common stock of Crown Castle
         International Corp., a Delaware corporation, held by the BellSouth Companies and their Subsidiaries.

"Disposition Committee" shall have the meaning set forth in Section 4.6.

"Disposition Systems" shall have the meaning set forth in Section 4.6.

"Domestic" shall mean the fifty states comprising the United States of America, the District of Columbia, the U.S. Virgin Islands and the Commonwealth of Puerto Rico, but excluding all other territories and possessions of the United States of America.

"Encumbrances" shall mean liens, charges, encumbrances, security interests, options, or any other restrictions or third party rights.

"Entity" shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, business trust, joint stock company, joint venture organization, entity or business.

"Environmental Law" shall mean any Law related to (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

"Ericsson" shall have the meaning set forth in Section 3.2(v).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall have the meaning set forth in Section 3.1(i)(iii).

"ERISA Affiliate Plan" shall have the meaning set forth in Section 3.1(i)(iii).

"EU Merger Regulation" shall mean the Merger Regulation of the European Union, adopted in Council Regulation (EEC) 4064/89, as amended.

"Excluded BellSouth Business" shall mean (i) all microwave licenses and related assets, rights and interests used by BellSouth or any of its Affiliates in any of its businesses outside of the BellSouth Business, (ii) the rights to any Contracts with a customer of any of the BellSouth Companies or their Subsidiaries if such Person is billed or directly charged by BellSouth for Cellular Service or PCS Service in a manner packaged with any Telecom Services provided by BellSouth or an Affiliate of BellSouth and (iii) the assets listed in Schedule 1 hereto.

"Excluded SBC Business" shall mean (i) all microwave licenses and related assets, rights and interests used by SBC or any of its Affiliates in any of its businesses outside of the SBC Business, (ii) the rights to any Contracts with a customer of any of the SBC Companies or their Subsidiaries, if such Person is billed by SBC or an Affiliate of SBC for Cellular Service or PCS Service in a manner packaged with any Telecom Services provided by SBC or an Affiliate of SBC, (iii) all assets, rights and interests related to SBC PR's and SBC Wireless's status as a competitive local exchange carrier, (iv) all assets related to Paging Services provided by the SBC Companies (other than SBC PR) or any of their Subsidiaries, (v) the business of Radiofone and its Subsidiaries and all assets held by Radiofone and its Subsidiaries together with all assets acquired from Radiofone PCS LLC, a limited liability company, other than the businesses and assets referred to in clauses (a) and (b) of Section 4.25, and (vi) assets related to Air-Ground Service.

"Extended Termination Date" shall have the meaning set forth in Section 6.1(d).

"FAA" shall mean the Federal Aviation Administration or the successor agency thereof.

"FACIC" shall mean French American Cellular Investment Corp., a Delaware corporation.

"FAA Rules" shall have the meaning set forth in Section 4.20(a).

"Fair Market Value" shall mean, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm's length, negotiated transaction with an unaffiliated third party without time constraints, determined in accordance with Section 11.3 of the Newco LLC Agreement, treating the asset to be valued as if it were "Securities" as set forth in Section 11.3 of the Newco LLC Agreement and the parties disputing the Fair Market Value as the Initial Members (as defined in the Newco LLC Agreement).

"FCC" shall mean the Federal Communications Commission or the successor agency thereof.

"FCC Licenses" shall have the meaning set forth in Section 3.1(n).

"FCC Rules" shall have the meaning set forth in Section 4.20(a).

"Final Order" shall have the meaning set forth in Section 5.1(a)(i).

"401(k) Plans" shall have the meaning set forth in Section 4.4(i).

"GAAP" shall mean United States generally accepted accounting principles.

"Governmental Entity" shall mean any governmental or regulatory authority, court, agency, commission, body or other governmental entity.

"Hammond License" shall mean the E Block license for PCS Service granted by the FCC with respect to Hammond, Louisiana Basic Trading Area 180.

"Hazardous Substance" shall mean any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

"Houma-Thibodaux" shall mean Houma-Thibodaux Cellular Partnership, a Louisiana general partnership.

"Houma-Thibodaux Management Agreement" shall have the meaning set forth in
         Section 4.25(a).

"Houston Partnership Agreement" shall mean the Houston Cellular Telephone
         Company, L.P. Limited Partnership Agreement, dated October 2, 1998.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Huntsville Cellular" shall mean Huntsville Cellular Telephone Corp., Inc., an
         Alabama corporation and its successor companies.

"Huntsville Shares" shall mean all of the issued and outstanding equity interests of Huntsville Cellular in whatever form such equity securities may be held.

"Indemnified Parties" shall have the meaning set forth in Section 7.2(a).

"Indemnifying Party" shall have the meaning set forth in Section 7.5.

"Indianapolis License Assignment Agreement" shall mean the Assignment Agreement between Ameritech Wireless Communications, Inc., a Delaware corporation, as assignor and Eclipse PCS of Indianapolis, LLC, a Delaware limited liability company and a wholly-owned subsidiary of assignor, dated as of July 24, 2000.

"Indianapolis 10 MHz License" shall mean the PCS Licenses relating to the Indianapolis, Indiana MTA, identified by the FCC as call signs KNLG265, KNLG264, KNLG374, KNLG403, KNLG451, KNLG460, KNLG461, KNLG480, KNLG526, KNLG562 and KNLG572.

"Intellectual Property License Agreement" shall mean the Intellectual Property
         License Agreements between Newco, as licensor, and each of SBC and BellSouth, as licensees, and between each of SBC and BellSouth as licensors and Newco, as licensee, substantially in the form of Exhibit L hereto.

"Intellectual Property Rights" shall have the meaning set forth in Section
         3.1(u).

"Knowledge" or any similar phrase shall mean, with respect to SBC, the actual knowledge of Stan Sigman, Stephen Carter, Rick Lindner, Gregg Hall, Carol Tacker or John Stephens, and, with respect to BellSouth, the actual knowledge of Mark Feidler, Joaquin R. Carbonell, James Glass, Edgar L. Reynolds, Sandra J. Evans or Charles W. Shewbridge, III.

"Laws" shall have the meaning set forth in Section 3.1(j).

"Leased Employees" shall have the meaning set forth in Section 4.4(e).

"Leasing Companies" shall have the meaning set forth in Section 4.4(a).

"Leasing Company Contribution Date" shall have the meaning set forth in Section
         4.4(g).

"Licenses" shall have the meaning set forth in Section 3.1(n).

"LLC Unit" shall have the meaning ascribed to such term in the Newco LLC
         Agreement.

"Losses" shall have the meaning set forth in Section 7.2(a).

"Management Agreement" shall mean each management agreement between Newco and each of the SBC Additional Subsidiaries, substantially in the form attached hereto as Exhibit K.

"Manager" shall mean Alloy Management Corp., a corporation to be formed as a Delaware corporation.

"Marketing Agreement" shall have the meaning set forth in Section 4.25(e).

"Material Adverse Effect" shall have the meaning set forth in Section 3.1(a).

"MI-5 Assets" shall mean the assets and liabilities related to the Business held by SBC and its Affiliates (other than Radiofone) relating to Michigan Rural Service Area 5.

"MI-5 Management Agreement" shall have the meaning set forth in Section 4.25(b).

"Minority Interest" shall have the meaning set forth in Section 4.25(i).

"MSA" shall mean Metropolitan Statistical Area (as defined in Section 22.909 of the FCC Rules).

"National Marketing" shall mean BellSouth Cellular National Marketing, Inc., a
         Georgia corporation.

"National Marketing Shares" shall mean all of the issued and outstanding equity interests of National Marketing in whatever form such equity interests may be held.

"Newco" shall have the meaning set forth in the Recitals.

"Newco LLC Agreement" shall mean the Limited Liability Company Agreement of
         Newco, by and among, SBC, BellSouth and Manager in the form attached hereto as Exhibit F.

"Newco LLC Unit" shall mean a unit of ownership in Newco.

"Newco Plans" shall have the meaning set forth in Section 4.4(k).

"Notice Period" shall have the meaning set forth in Section 7.5.

"Order" shall have the meaning set forth in Section 5.1(b).

"Other BellSouth Assets" shall mean all assets or rights of BellSouth or any of its Subsidiaries that principally relate to or are principally used in the conduct of the BellSouth Business, to the extent not held or owned by the BellSouth Companies or their Subsidiaries on the Closing Date, but not including any Excluded BellSouth Assets.

"Other SBC Assets" shall mean all assets or rights of SBC or any of its Subsidiaries that principally relate to or are principally used in the conduct of the SBC Business, to the extent not held or owned by the SBC Companies or their Subsidiaries on the Closing Date, but not including any Excluded SBC Assets.

"Overlap Laws" shall have the meaning set forth in Section 4.6.

"Paging Service" shall mean the provision of Domestic one- and two-way paging and radiotelephone service pursuant to licenses issued by the FCC pursuant to Subpart E of Part 22 and Subpart P of Part 90 of the FCC Rules and all one- and two-way paging and radiotelephone services reasonably ancillary thereto.

"Part 27 Service" shall mean mobile wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Part 27 of the FCC rules and all mobile voice and data services reasonably ancillary thereto, other than with respect to the provision of multi-channel video programming service and data services reasonably ancillary thereto.

"Party" shall have the meaning set forth in the Recitals.

"PCS Service" shall mean mobile wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Part 24 of the FCC rules regardless of the frequency block designated by the FCC under 47 C.F.R. ss. 24.229 and all mobile voice and data services reasonably ancillary thereto.

"Permits" shall have the meaning set forth in Section 3.1(j).

"Permitted Encumbrances" shall mean, as to any Person, (i) mechanics', carriers', workers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business for sums not yet due and payable or such liens as are being contested by such Person in good faith, (ii) liens for Taxes not yet due and payable or which are being contested in good faith by such Person, and (iii) covenants, restrictions, reservations, rights, liens, easements and other matters affecting title which do not individually or in the aggregate materially impair the value or marketability of the property subject thereto or materially interfere with the use of such property in the conduct of the business of such Person as it is currently conducted thereon.

"Person" shall mean any natural person or Entity.

"Pittsburgh Assets" shall mean all right, title and interest of the applicable
         SBC Additional Subsidiary in and to (i) all FCC Licenses held by an entity, in which the SBC Companies or any Subsidiary of a SBC Company holds an equity interest (the "Pittsburgh Licensee"), covering Cellular Market Area 013 (Pittsburgh, PA MSA) (the "Pittsburgh Market"); (ii) all other Licenses held the Pittsburgh Licensee that relate exclusively to its wireless telecommunications systems serving the Pittsburgh Market; and (iii) all other assets, rights and properties that are (a) owned or leased by SBC, a Subsidiary of SBC or the Pittsburgh Licensee and (b) used exclusively by SBC, an Affiliate or the Pittsburgh Licensee in connection with the Pittsburgh Licensee's Business in the Pittsburgh Market.

"Pittsburgh Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsements of or by any SBC Company or any Subsidiary of a SBC Company relating exclusively (i) to the Pittsburgh Assets or (ii) the SBC Business in the Pittsburgh Market.

"Pittsburgh Market" shall have the meaning set forth in the definition of Pittsburgh Assets.

"Potential Contributor" shall have the meaning set forth in Section 7.8.

"PR Management Agreement" shall have the meaning set forth in Section 4.25(d).

"PUC" shall have the meaning set forth in Section 3.1(b)(i).

"Radiofone" shall mean Radiofone, Inc, a Louisiana corporation.

"RAM Communications" shall mean RAM Communications Group, Inc., a Delaware corporation and its successor companies.

"RAM Communications Shares" shall mean all of the issued and outstanding equity interests of RAM Communications in whatever form such equity interests may be held.

"Registration Rights Agreement" shall mean the Registration Rights Agreement to be entered into among Manager, SBC and BellSouth, substantially in the form of Exhibit G hereto.

"Resale Agreements" shall mean those Resale Agreements regarding resale of Wireless Services to be entered into between Newco and each of SBC and BellSouth, substantially in the form of Exhibit H hereto.

"Resolution Period" shall have the meaning set forth in Section 2.11(b).

"Resolved Items" shall have the meaning set forth in Section 2.11(b).

"San Antonio/Dallas" shall mean, collectively, the properties acquired pursuant to the Purchase Agreement between GTE Wireless Incorporated and SBC, dated as of June 30, 2000, with respect to San Antonio, Texas and Dallas, Texas.

"Satellite Services" shall mean mobile wireless voice and data services (other than multi-channel video services and data services reasonably ancillary thereto) provided directly or indirectly via fixed or non-geostationary satellite, directly or indirectly pursuant to licenses issued by the FCC pursuant to Part 25 of the FCC Rules and all mobile wireless voice and data services reasonably ancillary thereto that are also provided via fixed or non-geostationary satellite.

"SBC" shall have the meaning set forth in the Preamble.

"SBC Additional Closing" shall have the meaning set forth in Section 2.9.

"SBC Additional Closing Date" shall have the meaning set forth in Section 2.9.

"SBC Additional Subsidiary" shall have the meaning set forth in Section 4.23.

"SBC Additional Subsidiary Value" shall mean, with respect to the SBC Additional
         Subsidiary, the Fair Market Value of such Subsidiary as of the dates set forth on Schedule 2 hereto for such Subsidiary.

"SBC After Acquired Properties" shall mean businesses and other assets and liabilities acquired by SBC or a Subsidiary thereof, with the consent of BellSouth, pursuant to Section 4.26(a) hereof and listed on Schedule 5(a) hereto.

"SBC American" shall mean American Cellular Network Company, LLC, a Delaware limited liability company.

"SBC American Shares" shall mean all of the issued and outstanding equity interests of SBC American in whatever form such equity securities may be held.

"SBC Benefits Liabilities" shall have the meaning set forth in Section 4.4(m).

"SBC Books and Records" shall mean all books, ledgers, files, reports, plans and operating records of, or maintained for, the SBC Business, provided that with respect to any of the foregoing items that are not held by the SBC Companies or any of their Subsidiaries, SBC Books and Records shall only be deemed to refer to items materially related to the SBC Business.

"SBC Business" shall mean the Business as conducted by SBC and its Affiliates, but shall not include the Excluded SBC Business.

"SBC Closing Net Debt" shall mean the SBC Net Debt as of the Closing.

"SBC Companies" shall have the meaning set forth on Schedule 4.

"SBC Companies' Licenses" shall have the meaning set forth in Section 3.1(n).

"SBC Compensation and Benefit Plans" shall have the meaning set forth in Section
         3.1(i)(i).

"SBC Contribution" shall have the meaning set forth in Section 2.2.

"SBC CT 1" shall mean SNET Cellular, Inc., a Connecticut corporation and its successor companies.

"SBC CT 1 Shares" shall mean all of the issued and outstanding equity interests of SBC CT 1 in whatever form such equity interests may be held.

"SBC CT 2" shall mean SNET Mobility, Inc., a Connecticut corporation, and its successor companies.

"SBC CT 2 Shares" shall mean all of the issued and outstanding equity interests of SBC CT 2 in whatever form such equity interests may be held.

"SBC Deductible" shall have the meaning set forth in Section 7.3(b).

"SBC Disclosure Letter" shall mean the disclosure letter, dated the date hereof, delivered by SBC to BellSouth.

"SBC Domestic Wireless Group" shall have the meaning set forth in Section
         3.1(f).

"SBC Employees" shall have the meaning set forth in Section 3.1(i)(i).

"SBC Financial Statements" shall have the meaning set forth in Section 3.1(f).

"SBC Holdings" shall mean SBC Alloy Holdings, Inc., a Delaware corporation.

"SBC Leasing Company" shall have the meaning set forth in Section 4.4(a).

"SBC Midwest" shall mean Ameritech Mobile Communications, Inc., a Delaware corporation, and its successor companies.

"SBC Midwest Shares" shall mean all of the issued and outstanding equity interests of SBC Midwest in whatever form such equity interests may be held.

"SBC Midwest Wireless" shall mean Ameritech Wireless Communications Inc., a
         Delaware corporation, and its successor companies.

"SBC Mobile" shall mean Southwestern Bell Mobile Systems, Inc., a Delaware and
         Virginia corporation, and its successor companies.

"SBC Mobile Shares" shall mean the issued and outstanding equity interests of SBC Mobile held by SBC PAC and SBC Wireless in whatever form such equity interests may be held.

"SBC Net Debt" shall mean, as calculated at the Closing Date, (x) the sum of the liabilities (other than capital lease obligations under the Tower Transaction of SBC) of (a) each of the SBC Companies (including for such purposes, each direct and indirect wholly owned Subsidiary of a SBC Company) and (b) each other Subsidiary of the SBC Companies multiplied by the direct or indirect percentage ownership as set forth in Schedule 3.1(d)(i) of the SBC Disclosure Letter, minus (y) the sum of the current assets (including cash and cash equivalents, but excluding assets relating to a Tower Transaction of SBC to the extent that SBC is solely entitled to such asset) of (a) each of the SBC Companies (including for such purposes each direct and indirect wholly owned Subsidiary of a SBC Company) and (b) each other Subsidiary of the SBC Companies multiplied by the percentage ownership as set forth in
         Schedule 3.1(d)(i) of the SBC Disclosure Letter, clauses (x) and (y) being calculated from time to time in a manner consistent with GAAP. The Fair Market Value on the Closing Date of the securities of @Track Communications, Inc. owned by the SBC Companies on the

         Closing Date shall be deemed a current asset of the SBC Companies for purposes of the calculation of the SBC Net Debt. The amounts set forth on Schedules 6(a)(1) and 6(a)(2) hereto shall be deemed to be current assets of the SBC Companies for purposes of calculating SBC Net Debt. All fees and expenses paid or accrued by SBC, an SBC Company or a Subsidiary thereof, in connection with the acquisition of the SBC After Acquired Properties prior to Closing shall be deemed to be a current asset of the SBC Companies.

"SBC New York" shall mean New York Holdings, LLC, a Delaware limited liability company.

"SBC New York Shares" shall mean all of the issued and outstanding equity interests of SBC New York in whatever form such equity securities may be held.

"SBC PAC" shall mean Pacific Telesis Group, a Nevada corporation, and its successor companies.

"SBC Pacific" shall mean Pacific Telesis Mobile Services, a California corporation, and its successor companies.

"SBC Pacific Shares" shall mean all of the issued and outstanding equity interests of SBC Pacific in whatever form such equity interests may be.

"SBC Pension Plans" shall have the meaning set forth in Section 3.1(i)(ii).

"SBC PR" shall mean SBC Wireless-Puerto Rico, Inc., a Delaware corporation and its successor companies.

"SBC Proportionate Share" shall have the meaning set forth in Section 4.4(m).

"SBC Required Consents" shall have the meaning set forth in Section 3.1(b)(i).

"SBC Shares" shall mean collectively the SBC CT 1 Shares, SBC CT 2 Shares, SBC
         Midwest Shares, SBC American Shares, SBC Mobile Shares, SBC New York Shares and SBC Pacific Shares.

"SBC Subsidiary Restructuring" shall have the meaning set forth in Section
         4.22(a).

"SBC Transferred Employees" shall have the meaning set forth in Section 4.4(b).

"SBC Wireless" shall mean SBC Wireless, Inc., a Delaware corporation, and its successor companies.

"SBC Wireless Employees" shall have the meaning set forth in Section 4.4(b).

"SBC Wireless LLC" shall mean the limited liability company formed under the laws of Delaware holding all of the SBC Shares, a 0.96% limited partnership interest in Springwich Cellular L.P., partnership interests in Houma-Thibodaux Cellular Partnership, common stock in @Track Communications, Inc. and all of the equity interests in Southwestern Mobile Systems Long Distance LLC, GTE Wireless Seattle, LLC and GTE Wireless Victoria, LLC.

"SBC Wireless LLC Shares" shall mean all of the issued and outstanding equity interests of SBC Wireless LLC in whatever form such equity interests may be.

"Seattle" shall refer to the properties acquired pursuant to the Purchase
         Agreement between GTE Wireless Incorporated and SBC Communications Inc., dated as of June 30, 2000 with respect to Seattle, Washington.

"Stockholders' Agreement" shall mean the Stockholders' Agreement to be entered into by and among SBC, BellSouth and Manager, substantially in the form set forth in Exhibit M.

"Strategic Review Committee" shall have the meaning ascribed to such term in the Newco LLC Agreement.

"Subsidiary" shall mean, as to any Person, any Person (i) of which such Person directly or indirectly owns securities or other equity interests representing fifty percent or more of the aggregate voting power, (ii) of which such Person possesses fifty percent or more of the right to elect directors or Persons holding similar positions or (iii) which such person Controls directly or indirectly through one or more intermediaries.

"Target BellSouth Net Debt" shall mean $3,150,000,000.

"Target SBC Net Debt" shall mean $6,000,000,000.

"Tax Returns" shall mean all reports and returns (including elections, declarations, disclosures, schedules, estimates, information returns and claims for refund) required to be supplied to a taxing authority with respect to Taxes.

"Taxes" shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

"Telecom Services" shall have the meaning set forth in the Newco LLC Agreement.

"Termination Date" shall have the meaning set forth in Section 6.1(d).

"Texas RSAs" shall refer to the properties acquired pursuant to the Purchase
         Agreement between GTE Wireless Incorporated and SBC, dated as of June 30, 2000 with respect to Texas RSAs 10B3, 11 and 16.

"Total Benefits Liabilities" shall have the meaning set forth in Section 4.4(m).

"Tower Bankruptcy" shall mean the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Tower Lessor or of its property, the Tower Lessor's inability to pay its debts generally as they become due or the adjudication of a Tower Lessor as a bankrupt.

"Tower Lessor" shall have the meaning set forth in Section 7.9.

"Tower Transaction" shall have the meaning set forth in Schedule 4.2 of the SBC
         Disclosure Letter.

"Transaction" shall mean collectively the transactions contemplated by this Agreement, including (i) the SBC Contribution and (ii) the BellSouth Contribution.

"Transfer Date" shall have the meaning set forth in Section 4.4(b).

"Transfer Taxes" means all federal, state, local or foreign sales, use, value added, documentary, stamp or similar Taxes that may be imposed in connection with the transfers contemplated by this Agreement, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

"Transferred Employees" shall have the meaning set forth in Section 4.4(b).

"Transition Group" shall have the meaning set forth in Section 4.9.

"Transition Marks Agreements" shall mean the Transition Marks Agreements between
         Newco and each of BellSouth Intellectual Property Marketing Corporation, a Georgia corporation, and SBC, substantially in the form of Exhibit N hereto.

"Transition Services Agreement" shall mean the Transition Services Agreement between each of BellSouth and SBC, as service providers, and Newco, substantially in the form of Exhibit J hereto.

"Unresolved Items" shall have the meaning set forth in Section 2.11(c).

"Utilities Laws" shall have the meaning set forth in Section 3.1(b)(i).

"Victoria" shall refer to the properties acquired pursuant to the Purchase
         Agreement between GTE Wireless Incorporated and SBC, dated as of June 30, 2000 with respect to Victoria, Texas.

"West Texas" shall refer to the properties acquired pursuant to the Asset
         Purchase Agreement, dated as of April 27, 2000 by and between Corpus Christi SMSA Limited Partnership, E.N.M.R. Telephone Cooperative and Plateau Telecommunication Incorporated.

"Wireless Agency Agreements" shall mean the agency agreements between Newco and each of BellSouth and SBC or a Subsidiary thereof, each as an agent, relating to Wireless Services (as defined in the LLC Agreement), substantially in the form of Exhibit I hereto.

"Wireless Data Service" shall mean the provision of Domestic wireless data service pursuant to licenses issued by the FCC pursuant to Subparts E and H of Part 22 of the FCC Rules and Subpart S of Part 90 of the FCC Rules and all wireless data services customarily ancillary thereto.

"Wireless Investco" shall mean Wireless Telecommunications Investment Company
         LLC, a Delaware limited liability company which shall be deemed to be the sole non-operating company of BellSouth.

"Wireline Agency Agreements" shall mean the agency agreements between Newco, as an agent, and each of BellSouth and SBC or a Subsidiary thereof relating to Telecom Services, substantially in the form of Exhibit I hereto.

         1.5 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         1.6 Other Definitional Provisions. The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (a) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (b) The terms "dollars" and "$" shall mean United States dollars.

                  (c) References herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement, unless the express context otherwise requires.

                  (d) The words "include," "includes," and "including" when used in this Agreement, shall be deemed to be followed by the words "without limitation."

                  (e) Any reference herein to any law, rule, regulation, order or other act of a Governmental Entity, or to any Ancillary Agreement between the Parties hereto or their Subsidiaries, shall be deemed to include a reference to any such law, rule, regulation, order or other act or any such agreement, in each case as it may be amended or supplemented from time to time, and any reference to a form under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, shall include any successor forms thereto. In addition, any reference to the date hereof shall be deemed to mean April 4, 2000.

                  (f) Any reference contained herein to Subsidiary and SBC Companies, shall, except in connection with Section 3.1(d) be deemed to exclude any SBC After Acquired Properties listed on Schedule 5(a)(1) hereto (including for the purposes of calculating the SBC Net Debt), provided that, for purposes of Article IV hereof, the term SBC Companies shall include all SBC After Acquired Properties for any period following such time as the particular property becomes owned by one of the SBC Companies or a Subsidiary thereof.

                                   ARTICLE II
                           FORMATION AND CONTRIBUTIONS

         2.1 Formation of Newco and Manager. (a) The Parties agree that promptly following the receipt of approval or suspension under the EU Merger Regulation, a certificate of incorporation of Manager substantially in the form attached hereto as Exhibit B shall be filed with the Secretary of State of Delaware for Manager and the initial bylaws of Manager shall be substantially in the form attached hereto as Exhibit C. Promptly following the contribution to Newco by BellSouth described in Section 2.1(b), one share of Class B common stock, par value $0.01 per share, of Manager will be issued to SBC and one share of Class B common stock, par value $0.01 per share, of Manager will be issued to BellSouth each in exchange for $31. At or prior to the Closing, the Parties agree to, and agree to cause Manager to enter into the Stockholders' Agreement.

                  (b) Reasonably promptly after the incorporation of Manager, SBC shall, or shall cause an Affiliate to, form Newco and shall, or shall cause an Affiliate to, file a certificate of formation with the Secretary of State of Delaware, substantially in the form attached hereto as Exhibit A (the "Certificate of Formation"). Prior to the Closing, SBC agrees to contribute $150 to Newco in exchange for 5 LLC Units, BellSouth agrees to contribute $90 to Newco in exchange for 3 LLC Units and SBC and BellSouth agree to cause Manager to contribute $60 to Newco in exchange for 2 LLC Units.

                  (c) It is understood that all agreements and obligations entered into in this Agreement by SBC in favor of BellSouth, and by BellSouth in favor of SBC shall be deemed in each case to have also been made in favor of Newco whether such agreements or obligations relate to periods prior to or after the Closing.

                  (d) SBC agrees that upon its formation Manager shall not have any assets, liabilities or obligations of any nature other than those incident to its formation and any acquired pursuant to this Agreement or any of the Ancillary Agreements.

         2.2 Contribution of SBC Wireless LLC Shares. On the terms and subject to the conditions set forth herein, at the Closing, SBC shall or shall cause its Subsidiaries to convey, transfer and assign to Newco all of the right, title and interest in and to the SBC Wireless LLC Shares and to the extent permitted by Law or any relevant Contract, the Other SBC Assets (except the SBC Additional Subsidiaries and those properties of SBC described in Section 4.25 may not be so contributed) to the extent held by SBC or any Subsidiary thereof, in each case, free and clear of all Encumbrances except for the Encumbrances set forth on Schedule 2.2 of the SBC Disclosure Letter and, except with respect to the Other SBC Assets, Permitted Encumbrances (the "SBC Contribution").

         2.3 Contribution of BellSouth Shares. On the terms and subject to the conditions set forth herein, at the Closing, BellSouth shall or shall cause its Subsidiaries to convey, transfer and assign to Newco all of the right, title and interest in and to the BellSouth Shares and, to the extent permitted by Law or any relevant Contract, the Other BellSouth Assets (except the BellSouth Additional Subsidiary and those properties of BellSouth described in Section
4.25 may not be so contributed) to the extent held by BellSouth or any Subsidiary of BellSouth, in each case, free and clear of all Encumbrances except for the Encumbrances set forth on Schedule 2.3 of the BellSouth Disclosure Letter and, except with respect to the Other BellSouth Assets being contributed, Permitted Encumbrances (the "BellSouth Contribution").

         2.4 Issuance of Newco LLC Units. On the terms and subject to the conditions set forth herein, at the Closing, in exchange for the SBC Contribution and the BellSouth Contribution, respectively, SBC and BellSouth shall cause Newco to issue LLC Units to SBC Holdings and the BellSouth Holdings Entities such that SBC Holdings and the BellSouth Holdings Entities shall be issued the number of LLC Units specified on Schedule 2.4 hereto; provided that at the Closing SBC and its direct and indirect wholly owned Subsidiaries shall own 60% of the outstanding LLC Units, disregarding for such purpose any LLC Units owned by Manager outstanding at such time, and BellSouth and its direct and indirect wholly owned Subsidiaries shall own 40% of the outstanding LLC

Units, disregarding for such purpose any LLC Units owned by Manager outstanding at such time.

         2.5 Closing. (a) The consummation of the transactions contemplated hereby, including the delivery of the SBC Wireless LLC Shares, and the BellSouth Shares, and the issuance of Newco LLC Units in the number specified in Section
2.4 (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York as promptly as is practicable on the third Business Day following the day on which the conditions set forth in Article V hereof have been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as the Parties may mutually agree. The date on which the Closing occurs is called the "Closing Date."

                  (b)      At the Closing:

                           (i) BellSouth shall deliver or cause to be delivered to Newco assignments effective to convey the BellSouth Shares, in form reasonably acceptable to Newco and SBC, free and clear of all Encumbrances, except as provided in Section 2.3;

                           (ii) SBC shall deliver or cause to be delivered to Newco assignments effective to convey the SBC Wireless LLC Shares, in form reasonably acceptable to Newco and BellSouth, free and clear of all Encumbrances, except as provided in Section 2.2; and

                           (iii) SBC and BellSouth shall cause the issuance of LLC Units by Newco in the amounts specified in Section 2.4, free and clear of all Encumbrances, other than those Encumbrances contained in the Newco LLC Agreement.

         2.6 Additional Closing Deliveries by SBC. At the Closing, SBC shall also deliver, or cause to be delivered, to Newco the following:

                  (a) such other instruments or documents, in form and substance reasonably acceptable to Newco and BellSouth, as may be necessary to transfer the SBC Wireless LLC Shares and to vest in Newco all of SBC Holding's right, title and interest therein;

                  (b) such other instruments or documents, in form and substance reasonably acceptable to Newco and BellSouth, as may be necessary to transfer all rights of ownership in any Other SBC Assets, subject to Section
4.18 hereof;

                  (c) a copy of each of the Ancillary Agreements not previously executed, to which it or its Subsidiary is to be a party, duly executed by it or the applicable Subsidiary; and

                  (d) the certificates and opinions to be delivered pursuant to Section 5.2 hereof.

         2.7 Additional Closing Deliveries by BellSouth. At the Closing, BellSouth shall also deliver or cause to be delivered to Newco the following:

                  (a) such other documents or instruments in form and substance reasonably acceptable to Newco and SBC as may be necessary to transfer the BellSouth Shares and to vest in Newco all of the BellSouth Holdings Entities' right, title and interest therein;

                  (b) such other instruments or documents, in form and substance reasonably acceptable to Newco and SBC, as may be necessary to transfer all rights of ownership in any Other BellSouth Assets, subject to
Section 4.20 hereof;

                  (c) a copy of each of the Ancillary Agreements not previously executed, to which it or its Subsidiary is to be a party, duly executed by it or the applicable Subsidiary; and

                  (d) the certificates and opinions to be delivered by or on behalf of BellSouth pursuant to Section 5.3 hereof.

         2.8 Deliveries by Newco. At the Closing, BellSouth and SBC shall cause Newco to deliver to BellSouth and SBC a duly executed copy of each of the Ancillary Agreements not previously executed to which Newco is to be a party.

         2.9 SBC Additional Closing. (a) After the Closing and prior to December 31, 2009, SBC may contribute or cause to be contributed to Newco the SBC Additional Subsidiary (provided that the SBC Additional Subsidiary shall not contribute the Pittsburgh Assets and the Pittsburgh Liabilities) together with all cash distributions, which have been made to the SBC Additional Subsidiary with respect to the assets and liabilities being contributed, between the Closing Date and the SBC Additional Closing Date with respect to the SBC Additional Subsidiary, net of Taxes required to be paid with respect to such distributions, plus interest from the date of each such distribution at the prime rate publicly announced from time to time by Bank of America or any successor thereto compounded annually from the date of each such distribution (such contribution shall be the "SBC Additional Closing"). The SBC Additional Closing shall occur on the fifth Business Day following the date on which SBC provides notice to Newco that the SBC Additional Closing is to occur; provided that, if any notice to or approval shall be required to be made or obtained from any Governmental Entity, the SBC Additional

Closing shall take place on the second Business Day following the time that the last to be made or obtained of such filings or approvals is made or obtained; provided that the SBC Additional Closing shall always occur on the last Business Day of a month or at such other time as SBC and Newco shall agree in writing (the date of such SBC Additional Closing shall be the "SBC Additional Closing Date"). SBC shall not be required to effect the SBC Additional Closing if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits such SBC Additional Closing or any Governmental Entity shall have notified SBC of any proceeding seeking the foregoing.

                  (b) The SBC Additional Closing shall take place at the main offices of Newco, as promptly as practicable after 10 a.m., local time, on the SBC Additional Closing Date or at such other time or place as SBC and Newco shall agree in writing. At the SBC Additional Closing, SBC shall deliver or cause to be delivered to Newco all of the equity interests in the SBC Additional Subsidiary, free and clear of all Encumbrances, together with all instruments or documents, in form and substance reasonably acceptable to Newco, as may be necessary to transfer such equity interests to Newco and to vest in Newco all of SBC Holding's right, title and interest therein.

                  (c) In the event that the SBC Additional Subsidiary shall not have been contributed to Newco prior to December 31, 2009, SBC shall promptly pay to Newco in cash an amount equal to the product of (x) 2 and (y) the SBC Additional Subsidiary Value not contributed to Newco. The provisions of this subsection (c) shall not apply to the value attributed to (i) the Pittsburgh Assets and the Pittsburgh Liabilities if the Arkansas Assets and the Arkansas Liabilities are contributed or (ii) the Arkansas Assets and the Arkansas Liabilities if the Pittsburgh Assets and the Pittsburgh Liabilities are contributed.

         2.10 BellSouth Additional Closing. (a) Newco shall have the right to direct BellSouth and its Subsidiaries to make the election provided in
Section 9.1 of the ABC Agreement. BellSouth and SBC shall cause the Strategic Review Committee of Manager to meet at least once during the 10-day period beginning on December 13, 2000 to determine which election, if any, it shall make. The Persons nominated by BellSouth to be directors of Manager who serve as members of the Strategic Review Committee shall vote as directed by the persons nominated by SBC as members of such Committee as to the making of such election. Promptly following such meeting, BellSouth shall cause the applicable BellSouth Subsidiaries to provide notice of the election, if any, in accordance with the applicable procedure in the ABC Agreement.

                  (b) BellSouth shall effect Manager's election in accordance with the ABC Agreement and, at the applicable BellSouth Additional Closing, shall contribute to Newco its interest in the Subsidiaries of ABC

Holding or its remaining interest in ABC Holding in accordance with paragraph
(g) below, and $1.150 billion (in the event that Wireless Investco is not contributed with at least $1.150 billion in cash or cash equivalents) (the "AB Account"), net of income Taxes payable with respect to any such cash. In addition, BellSouth shall contribute to Newco cash in an amount equal to the interest payments on the AB Account and the distributions received by BellSouth or its Affiliates since the Closing attributable to the interest being contributed to Newco, other than distributions from Wireless Investco of cash or cash equivalents held by Wireless Investco on the Closing Date in excess of the AB Account ("AB Excess") and interest payments on the AB Excess, net of any Taxes paid or to be payable on income reported by BellSouth or its Affiliates attributable to the interest being contributed, plus interest at the rate of 7.5% on a per annum basis from the date of each such distribution.

                  (c) If Newco does not make an election under Section 9.1 of the ABC Agreement, but an election later is made under Section 9.2 of the ABC Agreement, following the closing of the transaction contemplated by such election, BellSouth shall make the applicable contribution to Newco in accordance with Section 2.10(b) above.

                  (d) The contribution made by a BellSouth Subsidiary or Subsidiaries as provided in 2.10(b) or (c) above shall be a "BellSouth Additional Closing." Each Entity in which BellSouth contributes equity interests shall be a "BellSouth Additional Subsidiary."

                  (e) A BellSouth Additional Closing shall occur on the fifth Business Day following the date on which BellSouth provides notice to Newco that a BellSouth Additional Closing is to occur; provided that, if any notice or approval shall be required to be made to or obtained from any Governmental Entity, such BellSouth Additional Closing shall take place on the second Business Day following the time that the last to be made or obtained of such filings or approvals is made or obtained; provided that a BellSouth Additional Closing shall always occur on the last Business Day of a month or at such other time as BellSouth and Newco shall agree in writing (the date of each such BellSouth Additional Closing shall be a "BellSouth Additional Closing Date"). BellSouth shall not be required to effect a BellSouth Additional Closing if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits the BellSouth Additional Closing or any Governmental Entity shall have notified BellSouth of any proceeding seeking the foregoing.

                  (f) Each BellSouth Additional Closing shall take place at the main offices of Newco, as promptly as practicable after 10 a.m., local time on the relevant BellSouth Additional Closing Date or at such other time or place as BellSouth and Newco shall agree in writing.

                  (g)      If Newco shall have made the election set forth in
Section 2.10(b) and the BellSouth Additional Subsidiary shall not have been contributed to Newco by December 31, 2002, then BellSouth shall promptly pay cash to Newco in the amount of the BellSouth Additional Subsidiary Value.

                  (h) At each BellSouth Additional Closing, BellSouth shall deliver, or cause to be delivered, to Newco all of its equity interests in the relevant BellSouth Additional Subsidiary, free and clear of all Encumbrances together with all instruments or documents, in form and substance reasonably acceptable to Newco as may be necessary to transfer such equity interests to Newco and to vest in Newco all right, title and interest therein.

                  (i) As soon as practicable, but in no event later than forty-five (45) days following the BellSouth Additional Closing Date, Newco shall, on a basis consistent with GAAP consistently applied, prepare and deliver to BellSouth a statement showing (x) the liabilities of the BellSouth Additional Subsidiary calculated in a manner consistent with GAAP and (y) the current assets (including cash and cash equivalents) of such BellSouth Additional Subsidiary (including for purposes of this calculation the current assets of only those Subsidiaries that are operating companies) calculated in accordance with GAAP consistently applied, each as of the BellSouth Additional Closing Date. In the event of any disputes over the calculation prepared by Newco, the procedures set forth in Section 2.11(b) and (c) shall apply. Within five Business Days following either (i) an agreement by BellSouth and Newco as to the calculation, or (ii) the determination of the CPA Firm pursuant to Section 2.11(c), the following payments shall be made:

                                    (A)      To the extent the number in (x)
         above exceeds the number in (y) above, such BellSouth Additional Subsidiary shall pay to Newco, in cash, the amount by which the number in (x) above exceeds the number in (y) above.

                                    (B)      To the extent the number in (y)
         above exceeds the number in (x) above, Newco shall pay to such BellSouth Additional Subsidiary, in cash, the amount by which the number in (y) above exceeds the number in (x) above.

                  (j) BellSouth shall cause Wireless Investco, a non-operating company that is a Subsidiary of a BellSouth Additional Subsidiary to own, free and clear of all Encumbrances, $1.150 billion in cash and cash equivalents as of the Closing Date and shall maintain at least such level of cash and cash equivalents in such entity, together with all interest payments related to the AB Account, through the BellSouth Additional Closing or, if there is no such closing, until the time of determination of the BellSouth Additional Subsidiary Value pursuant to Section 2.10(g).

                  (k) Any payments made pursuant to this Section 2.10 shall be made according to the procedures set forth in Section 2.11(e).

         2.11 Net Debt. (a) As soon as practicable, but in no event later than ninety (90) days following the Closing Date, Newco shall, on a basis consistent with GAAP prepare and deliver to each of SBC and BellSouth a statement showing the calculation of the Closing Net Debt (the "Calculation"). The Calculation shall separately set forth the SBC Closing Net Debt and BellSouth Closing Net Debt.

                  (b) After receipt of the Calculation, SBC and BellSouth shall each have 60 days to review the Calculation. Newco, SBC and BellSouth shall each provide the others and their authorized representatives reasonable access during normal business hours and without significant disruption to their respective business, to (i) all of their and their Subsidiaries' respective books, records and employees having relevant information concerning the Calculation and (ii) the accountants who assisted Newco in preparing the Calculation and such accountants' relevant supporting workpapers. Unless SBC or BellSouth delivers written notice to Newco and to SBC or BellSouth, as the case may be, on or prior to the 60th day after Newco's delivery of the Calculation stating that SBC or BellSouth, as the case may be, has objections to the Calculation and describing any such objections with reasonable particularity, SBC and BellSouth shall be deemed to have accepted and agreed to the Calculation. In addition, any item included in the Calculation which is not objected to by either SBC or BellSouth shall be deemed to be accepted by SBC and BellSouth (the "Resolved Items") and any amounts included within a Resolved Item shall be deemed to be final, binding and conclusive. If SBC or BellSouth notifies Newco of its objections to the Calculation, SBC, BellSouth and Newco shall, within 10 days (or such longer period as the parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive.

                  (c) Any amounts remaining in dispute at the conclusion of the Resolution Period ("Unresolved Items") shall be submitted to Arthur Andersen LLP (such firm being referred to as the "CPA Firm") or, if such firm shall be unable or unwilling to serve in such capacity or if the parties shall otherwise mutually agree, such other nationally recognized firm of independent accountants mutually agreed by SBC, BellSouth and Newco (and, in such case, such firm shall be deemed to be the CPA Firm), within 10 days after the expiration of the Resolution Period. Each Party agrees to execute, if requested by the CPA Firm, an engagement letter with the CPA Firm containing reasonable terms. All fees and expenses relating to the work, if any, to be performed by the CPA Firm shall be borne by all of the parties equally. The CPA Firm shall act as an arbitrator and not as an expert in determining the Unresolved Items. The CPA Firm's determination of the Unresolved Items shall be made within 30 days after the submission of the Unresolved Items to the CPA Firm, and, together with a calculation of the Closing Working Capital and the Closing Long Term Liabilities based upon the amount of Resolved Items and the CPA Firm's determinations of the Unresolved Items, shall be set forth in a written statement delivered to SBC, BellSouth and Newco by the CPA Firm and shall be final, binding and conclusive on the Parties and Newco for all purposes.

                  (d) Within five (5) Business Days following either (i) an agreement by SBC, BellSouth and Newco as to the Calculation or (ii) the CPA Firm's determination of the Calculation, the following payments shall be made (or, as to amounts payable to BellSouth, if the SBC Debt Threshold (as defined in the Newco LLC Agreement) shall not have been met at such time, within five
(5) Business Days after the satisfaction of the SBC Debt Threshold):

                           (x) If the SBC Closing Net Debt exceeds the Target SBC Net Debt, then SBC shall pay to Newco, in cash, an amount equal to the amount by which the SBC Closing Net Debt exceeds the Target SBC Net Debt. If the BellSouth Closing Net Debt exceeds the Target BellSouth Net Debt, then BellSouth shall pay to Newco, in cash, an amount equal to the amount by which the BellSouth Closing Net Debt exceeds the Target BellSouth Net Debt.

                           (y) If the Target SBC Net Debt exceeds the SBC Closing Net Debt, then Newco shall pay to SBC, in cash, an amount equal to the amount by which the Target SBC Net Debt exceeds the SBC Closing Net Debt. If the Target BellSouth Net Debt exceeds the BellSouth Closing Net Debt, then Newco shall pay to BellSouth, in cash, an amount equal to the amount by which the Target BellSouth Net Debt exceeds the BellSouth Closing Net Debt.

                  (e) Any payments made pursuant to this Section 2.11 shall be made by wire transfer of immediately available funds to an account indicated in writing by the party to receive such funds and shall be accompanied by interest at the rate of 7.5% calculated on the basis of a year of 360 days for the actual number of days elapsed, accrued from the Closing Date up to and including the date of payment.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of SBC. Except as set forth in the corresponding sections or subsections of the SBC Disclosure Letter, SBC hereby represents and warrants to BellSouth and Newco as of the date hereof and as of the Closing that except as modified by SBC Subsidiary Restructuring:

                  (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries that is a SBC Company or holds (beneficially or of record) SBC Shares or any Other SBC Assets is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the SBC Companies. It has made available to BellSouth a complete and correct copy of its, its Subsidiaries that own of record SBC Shares, the SBC Companies' and the SBC Companies' Subsidiaries' certificates of incorporation, articles of incorporation or other comparable governing instruments, as the case may be, and by-laws or other comparable governing instruments, each as in effect and as amended through the date hereof. Such certificates of incorporation, articles of incorporation, by-laws and other comparable governing documents as so made available are in full force and effect.

                  As used in this Agreement, the term "Material Adverse Effect" means, with respect to the SBC Companies, a material adverse effect on the financial condition, properties, business or results of operations of the SBC Companies and their Subsidiaries, taken as a whole, with respect to the BellSouth Companies, a material adverse effect on the financial condition, properties, business or results of operations of the BellSouth Companies and their Subsidiaries taken as a whole, and, with respect to Newco, a material adverse effect on the financial condition, properties, business or results of operations of Newco and its Subsidiaries, assuming for such purposes the completion of the Transaction in each case, other than effects arising out of
(i) general changes in economic conditions in the United States, (ii) changes affecting the mobile wireless voice and data services industry generally or
(iii) changes resulting from the entry into this Agreement.

                  (b)      Governmental Filings; No Violations.

                           (i) Other than the filings and/or notices (A) under the HSR Act, (B) the necessary notices and, if any, approvals of the FCC pursuant to the Communications Act or the FCC Rules, (C) the necessary notices and necessary approvals, if any, of the state and foreign public utility commissions or similar state or foreign regulatory bodies (each a "PUC") identified in the SBC Disclosure Letter pursuant to applicable state or foreign laws regulating CMRS (together with the FCC Rules and the FAA Rules, "Utilities Laws") and
         (D) the necessary notices and approvals of foreign Governmental Entities identified in the SBC Disclosure Letter (such filings and/or notices being the "SBC Required

         Consents"), no notices, reports or other filings are required to be made by it or its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it or its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of this Agreement by it and the consummation by it of the SBC Contribution or the SBC Additional Closings hereby, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the SBC Companies or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                           (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws or the certificate of incorporation, by-laws or other organizational documents, including partnership agreements and limited liability company agreements, of any of the SBC Companies (B) a breach or violation of, or a default under, the certificate of incorporation or other organizational documents, including partnership agreements and limited liability company agreements, of any Subsidiaries of the SBC Companies (C) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other Encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract binding upon it or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of its or its Subsidiaries' Contracts, except, in the case of clause (B), (C) or
         (D) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the SBC Companies or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                  (c) Capitalization of the SBC Companies. The issued and outstanding SBC Shares have been duly authorized and validly issued, are fully paid and as of the date hereof are nonassessable and are owned by SBC or direct or indirect wholly owned Subsidiaries of SBC free and clear of any Encumbrances. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of any of the SBC Companies or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any of the SBC Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

                  (d)      Subsidiaries of the SBC Companies.

                           (i) Schedule 3.1(d)(i) of the SBC Disclosure Letter lists, as of the date hereof the name of each Subsidiary of each of the SBC Companies and the equity interest of the SBC Company or one or more of its Subsidiaries therein and lists the organizational name of each other equity interest held by a SBC Company in one or more of its Subsidiaries. All equity interests of each Subsidiary of a SBC Company that are owned by such SBC Company or a Subsidiary of a SBC Company are owned by a SBC Company or the applicable Subsidiary free and clear of all Encumbrances, and all equity interests are duly authorized, validly issued and fully paid. All other equity interests that are owned by a SBC Company or a subsidiary of a SBC Company are owned by the applicable SBC Company or subsidiary free and clear of all Encumbrances.

                           (ii) As of the date hereof, none of the SBC Companies or any of their Subsidiaries has any obligation to sell, transfer or assign or has entered into a Contract regarding the sale, transfer or assignment of any of its rights, securities or interests in any Subsidiary of the SBC Companies or any of the other equity interests owned by a SBC Company or any Subsidiary of a SBC Company.

                  (e) Corporate Authority; Approval. SBC has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and, prior to Closing, SBC Holdings shall have taken all limited liability company action necessary to contribute, transfer and assign the SBC Wireless LLC Shares to Newco. This Agreement and each of the Ancillary Agreements are, or will be when executed, legal, valid and binding agreements of SBC or the Subsidiary or Subsidiaries of SBC executing such agreements enforceable against SBC or the applicable Subsidiary of SBC, as the case may be, in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

                  (f) Financial Statements. Schedule 3.1(f) of the SBC Disclosure Letter contains true, complete and correct copies of (i) the unaudited SBC Domestic Wireless Group Historical Combined Statements of Income for the year ended December 31, 1999; and (ii) the unaudited SBC Domestic Wireless Group Historical Combined Balance Sheets as of December 31, 1999 (the "SBC Financial Statements"). The SBC Financial Statements fairly present in all material respects and consistent with GAAP, the financial position of SBC Wireless; SBC Pacific; SBC Midwest; SBC Midwest Wireless; SBC CT1 and SBC CT2; and SBC Mobile (the "SBC Domestic Wireless Group") as of the date indicated and the results of operations of the SBC Domestic Wireless Group for the period then ended (subject to the absence of notes).

                  (g) Absence of Certain Changes. Except as expressly contemplated by this Agreement and except with respect to the Excluded SBC Business, since December 31, 1999 (i) the SBC Companies have conducted their respective businesses only in the ordinary and usual course of such businesses;
(ii) there has not been any change in the financial condition, properties, business or results of operations of the SBC Companies and their Subsidiaries, except those changes that have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the SBC Companies; (iii) there has not been any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the SBC Companies and their Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the SBC Companies; (iv) there has not been any sale, transfer, conveyance, lease, creation of an Encumbrance or other disposition of assets of the SBC Companies and their Subsidiaries outside of the ordinary course of business; and (v) there has not been any change by it or any SBC Company in accounting principles, practices or methods of the SBC Companies.

                  (h) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of SBC, threatened against the SBC Companies or any of their Affiliates or otherwise in connection with the SBC Business or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise that are required to be disclosed under GAAP, or any other facts or circumstances, in either such case, of which SBC has Knowledge that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that have not had and are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the SBC Companies or prevent or materially impair or delay SBC's ability to consummate the transactions contemplated by this Agreement.

                  (i)      SBC Employee Benefits.

                           (i)      A listing of each bonus, deferred
         compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement (the "SBC Compensation and Benefit Plans") that covers employees, directors, former employees or former directors of the SBC Companies or their Subsidiaries and any other employee of SBC or a Subsidiary of SBC whose services are primarily related (or, for persons who no longer perform such services, were related) to the SBC Business (the "SBC Employees") and any trust agreements or insurance contracts forming a part of the SBC Compensation and Benefit Plans is set forth in Schedule 3.1(i)(i) of the SBC Disclosure Letter.

                           (ii) All of the SBC Compensation and Benefit Plans are in compliance with their terms and with all applicable Law, including the Code and ERISA, except for failures to comply which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the SBC Companies. Each of the SBC Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "SBC Pension Plan" and collectively, the "SBC Pension Plans") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and SBC does not have Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of SBC, threatened claim, audit, investigation, litigation or other proceeding relating to the SBC Compensation and Benefit Plans, except for proceedings which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the SBC Companies. Neither SBC nor any Subsidiary of SBC has engaged in a transaction with respect to any of the SBC Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject the SBC Companies or any of their Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                           (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by the SBC Companies or any of their Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
         Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, an "ERISA Affiliate Plan"). The SBC Companies, their Subsidiaries and their ERISA Affiliates have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of the SBC's Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                           (iv) None of the SBC Pension Plans nor any of SBC's ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither SBC nor any of its Subsidiaries has provided, or is required to provide, security to any SBC Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

                           (v) Under each of the SBC Pension Plans which is a single-employer plan and each of SBC's ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such SBC Pension Plan's or SBC ERISA Affiliate Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such SBC Pension Plan or SBC ERISA Affiliate Plan, and there has been no material change in the financial condition of such SBC Pension Plan or SBC ERISA Affiliate Plan since the last day of the most recent plan year as such would affect any of the SBC Companies.

                           (vi) Except as set forth on Schedule 3.1(i)(vi) to the SBC Disclosure Letter, there are no material obligations to the SBC Employees for retiree health and life benefits under any of the SBC Compensation and Benefit Plans or as required by applicable law.

                           (vii) The consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event) will not (x) entitle any SBC Employee to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the SBC Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the SBC Compensation and Benefit Plans, but excluding any exceptions to (x), (y) and (z) which are not, individually or in the aggregate, material.

                           (viii)   Since December 31, 1999, except as
         contemplated hereby, there has not been any increase in the compensation payable or that could become payable by the SBC Companies or any of their Subsidiaries to any SBC Employee or any amendment of any of the SBC Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.

                  (j) Compliance with Laws. The SBC Business and businesses of each of the SBC Companies and their Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law

(collectively, "Laws"), except for violations or possible violations that have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the SBC Companies or prevent or materially impair SBC's ability to consummate the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the SBC Companies or any of their Subsidiaries is pending or, to the Knowledge of SBC, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the SBC Companies or prevent or materially impair SBC's ability to consummate the transactions contemplated by this Agreement. Each of the SBC Companies and their Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their businesses as presently conducted, except for those Permits the absence of which has not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the SBC Companies or prevent or materially impair SBC's ability to consummate the transactions contemplated by this Agreement.

                  (k) Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the SBC Companies: (i) each of the SBC Companies and their Subsidiaries has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by the SBC Companies or any of their Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the SBC Companies or any of their Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the SBC Companies or any of their Subsidiaries; (iv) neither the SBC Companies nor any of their Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the SBC Companies nor any of their Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the SBC Companies or any of their Subsidiaries may be in violation of or liable under any Environmental Law.

                  (l) Labor Matters. None of the SBC Companies nor any of their Subsidiaries is the subject of any proceeding relating to any SBC Employee before the National Labor Relations Board asserting the commission of an unfair labor practice or is seeking to compel any of them to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of SBC, threatened, nor has there been since January 1, 1995, any labor strike, dispute, walkout, work stoppage, slow-down or lockout relating to any SBC Employee, except in each case as has not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the SBC Companies. The collective bargaining agreements set forth on Schedule

3.1(l) of the SBC Disclosure Letter are the only collective bargaining agreements relating to any SBC Employee.

                  (m) Taxes. (i) SBC, the SBC Companies and each of their Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with respect to the SBC Companies or any of their Subsidiaries and all such filed tax returns are complete and accurate in all material respects; (ii) the SBC Companies and each of their Subsidiaries have paid all Taxes that are shown as due on such filed Tax Returns or that the SBC Companies or any of their Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the SBC Companies; (iii) as of the date hereof, there are not pending or, to the Knowledge of SBC, threatened, in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters with respect to the SBC Companies; and (iv) there are not, to the Knowledge of SBC, any unresolved questions or claims concerning the SBC Companies' or any of their Subsidiaries' Tax liability that have had or would be reasonably likely to have a Material Adverse Effect on the SBC Companies. No material payments to be made to any of the officers or employees of the SBC Companies or any of their Subsidiaries will as a result of consummation of the transactions contemplated hereby be subject to the deduction limitations under
Section 280G of the Code.

                  (n) Regulatory Matters. The SBC Companies and their Subsidiaries hold all licenses, franchises, certificates, consents, Permits, qualifications and authorizations (including, without limitation, licenses granted by the FCC ("FCC Licenses"), and licenses, authorizations and certificates of public convenience and necessity from applicable state and local authorities) from all Governmental Entities required under Utilities Laws ("Licenses") necessary for the lawful conduct of the SBC Business, other than Licenses the lack of which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the SBC Companies. Schedule 3.1(n) of the SBC Disclosure Letter sets forth each License obtained by SBC or any of its Subsidiaries as of the date hereof and which is, or in the absence of a violation thereof, would be in full force and effect with respect to the SBC Business (the "SBC Companies' Licenses"). To the Knowledge of SBC, no event has occurred or fact exists with respect to the SBC Companies' Licenses (other than the requirement to file in the future applications for renewal and obtain renewals in the ordinary course) which permits, or after notice or lapse of time or both would permit, revocation, non-renewal or termination of any of such licenses or would result in any other impairment of the rights of the holder of any of such licenses or which would be reasonably likely to limit the operation of the SBC Companies' and their Subsidiaries' businesses as they are currently conducted, except for revocations, limitations, non-renewals or other terminations which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the SBC Companies. The SBC Companies and their Subsidiaries have performed their respective obligations under the SBC Companies' Licenses with such exceptions which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the SBC Companies. The FCC actions granting the SBC Companies' Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of SBC, threatened, any application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges or questions the validity of or any rights of the holder under any of the SBC Companies' Licenses, except for such reversals, stays, injunctions, annulments, suspensions, applications, petitions, objections or other pleadings, which have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the SBC Companies.

                  (o) Contracts. Schedule 3.1(o) of the SBC Disclosure Letter lists the following Contracts to which any of the SBC Companies or any of their Subsidiaries is a party:

                           (A) any agreement which materially restricts or materially limits their ability or the ability of any of their respective Affiliates to freely conduct the SBC Business or any other business or otherwise operate in any geographic market;

                           (B) any collective bargaining agreement and any written employment agreement;

                           (C) all agreements with respect to outstanding indebtedness for money borrowed in excess of $50,000,000 or any guaranty thereof;

                           (D) all material leases of real property, which shall be deemed to include all leases of real property, with an annual rental payment in excess of $50,000, and all sale/leaseback arrangements relating to cellular towers;

                           (E) all partnership, shareholder or joint venture agreements or other agreements relating to the management or Control of any such partnership, joint venture or non-wholly owned Subsidiary;

                           (F)      all interconnection agreements; and

                           (G) any roaming agreements not terminable at the option of either party thereto on 90 days or less notice.

                           (ii) Each Contract listed on Schedule 3.1(o) to the SBC Disclosure Letter is valid, binding, enforceable, and in full force and effect, the SBC Companies or the applicable Subsidiary are not in breach or default under any such Contract and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Contract, except where the failure to be so valid, binding, enforceable or in full force and effect or such breach or default, termination, modification or acceleration has not had and would not be, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the SBC Companies.

                  (p) Property and Leases. Schedule 3.1(p) to the SBC Disclosure Letter contains a list of all real property owned by the SBC Companies or any of their respective Subsidiaries or otherwise used primarily in the SBC Business and real property leased pursuant to a lease agreement set forth on Schedule 3.1(o) to the SBC Disclosure Letter. The SBC Companies and their Subsidiaries have marketable title to all material owned real property set forth on Schedule 3.1(p) and valid leasehold title to all material leased real property set forth on Schedule 3.1(o) of the SBC Disclosure Letter, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

                  (q) Brokers and Finders. Neither the SBC Companies nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated in this Agreement.

                  (r) Ownership of Assets. Substantially all of the assets, properties, businesses, licenses and other assets, owned or leased by SBC, SBC Wireless LLC and its Subsidiaries and forming a part of the SBC Business are owned or leased by the SBC Companies and their respective Subsidiaries.

                  (s) Sufficiency of Assets. The assets and properties owned or leased by the SBC Companies, SBC Wireless LLC or their respective Subsidiaries, together with all Contracts to which the SBC Companies or their respective Subsidiaries are a party, constitute the assets, properties and Contract rights reasonably necessary to conduct the SBC Business in accordance with past practice.

                  (t) Other Business. Other than with respect to the Excluded SBC Business, none of the SBC Companies, their respective Subsidiaries or the SBC Additional Subsidiaries conducts or engages in any business material to the SBC Companies and their Subsidiaries taken as a whole other than the SBC Business or owns or leases any assets material to the SBC Companies and their Subsidiaries taken as a whole that are not used or intended for the use in the SBC Business, other than obsolete assets.

                  (u) Intellectual Property. Subject to Section 4.16 (Intercompany Obligations), the SBC Companies and their Subsidiaries each own, or possess adequate licenses or other valid rights to use, all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information, including rights to software (collectively, "Intellectual Property Rights") used or held for use in connection with the SBC Business except where the failure to have such ownership, possession or rights would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the SBC Companies. To the Knowledge of SBC, the SBC Companies and their Subsidiaries are not the subject of any threatened or pending lawsuits alleging the violation or infringement of any Intellectual Property Rights of any third party that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the SBC Companies. To the Knowledge of SBC, there are no material infringements of any Intellectual Property Right owned by any of the SBC Companies or their Subsidiaries. None of the SBC Companies or their Subsidiaries is in material breach of any agreements pursuant to which any of them has a license to use Intellectual Property Rights, and consummation of the transactions contemplated hereby will not constitute such a material breach or otherwise reduce or impair, in any material respect, the rights of any of them under such license agreements other than any breach which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the SBC Companies. No claims are pending or, to the Knowledge of SBC, threatened by any Person with respect to the ownership, validity or enforceability of any Intellectual Property Rights owned by any of the SBC Companies or their Subsidiaries, or challenging or questioning the right of the SBC Companies or their Subsidiaries to use any Intellectual Property Rights owned by them, except claims that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                  (v) After Acquired Properties. (i) The purchase prices paid by SBC on August 29, 2000 for Seattle, Austin, Victoria, Texas RSAs, San Antonio/Dallas, 20B2 and West Texas were at least the respective amounts set forth next to the name of such property on Schedule 6(a)(2); (ii) the purchase price offered by SBC or its Subsidiaries for the purchase of the equity interests which they did not directly or indirectly own as of the time of such offers for SBMS Cellular Telecommunications Springfield, Inc., Decatur Cellular Telephone Company, Inc., SBMS Cellular Telecommunications Bloomington, Inc., Amcell of Atlantic City, Inc., Vineland Cellular Telephone Company, Inc., CellSouth of New Jersey, Inc., Aurora/Elgin Cellular Telephone Company, Inc., and Joliet Cellular Telephone Company, Inc. was not more than $20,632,961 in the aggregate; and (iii) the offers made or to be made by SBC or its Subsidiaries to the limited partners of each of AMPS of Detroit, AMPS of Cincinnati and AMPS of Wisconsin in connection with the SBC Subsidiaries Restructuring were or will be not more than the respective amounts set forth next to the name of such property on
Schedule 6(a)(4).

                  (w) No Other Representations and Warranties. Except for representations and warranties contained in this Agreement, none of SBC, the SBC Companies or their Affiliates, or any other Person makes any express or implied representation or warranty on behalf of SBC with respect to the subject matter of this Agreement.

         3.2 Representations and Warranties of BellSouth. Except as set forth in the corresponding sections or subsections of the BellSouth Disclosure Letter, BellSouth hereby represents and warrants to SBC and Newco as of the date hereof and as of the Closing that except as modified by the BellSouth Subsidiary
Restructuring:

                  (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries that is a BellSouth Company or holds (beneficially or of record) BellSouth Shares or any Other BellSouth Assets is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the BellSouth Companies. It has made available to SBC a complete and correct copy of its, its Subsidiaries that own of record BellSouth Shares, the BellSouth Companies' and the BellSouth Companies' Subsidiaries' certificates of incorporation, articles of incorporation or other comparable governing instruments, as the case may be, and by-laws or other comparable governing instruments, each as in effect and as amended through the date hereof. Such certificates of incorporation, articles of incorporation, other comparable governing instruments and by-laws as so made available are in full force and effect.

                  (b)      Governmental Filings; No Violations.

                           (i) Other than the filings and/or notices (A) under the HSR Act, (B) the necessary notices and, if any, approvals of the FCC pursuant to the Communications Act or the FCC Rules, (C) the necessary notices and necessary approvals, if any, of the PUCs identified in the BellSouth Disclosure Letter pursuant to Utilities Laws and (D) the necessary notices and approvals of Foreign Governmental Entities identified in the BellSouth Disclosure Letter (such filings and/or notices of BellSouth being the "BellSouth Required Consents"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it or its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of this Agreement by it and the consummation by it of the BellSouth Contribution or the BellSouth Additional Closings hereby, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the BellSouth Companies or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                           (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation, by-laws or the certificate of incorporation, by-laws or other organizational documents, including partnership agreements and limited liability company agreements, of any of the BellSouth Companies, (B) a breach or violation of, or any default under the certificate of incorporation or other organizational documents, including partnership agreements and limited liability company agreements, of any Subsidiaries of the BellSouth Companies, (C) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other Encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract binding upon it or any of its Subsidiaries of the BellSouth Companies or any Law or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or
         (D) any change in the rights or obligations of any party under any of its or its Subsidiaries' Contracts, except, in the case of clause (B),
         (C) or (D) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the BellSouth Companies or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                  (c) Capitalization of the BellSouth Companies. The issued and outstanding BellSouth Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned by BellSouth or direct or indirect wholly owned Subsidiaries of BellSouth free and clear of any Encumbrances. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of any of the BellSouth Companies or any of their Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any of the BellSouth Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding. All other equity interests that are owned by a BellSouth Company or a Subsidiary of a BellSouth Company are owned by the applicable BellSouth Company or Subsidiary of a BellSouth Company free and clear of all encumbrances.

                  (d)      Subsidiaries of the BellSouth Companies.

                           (i)      Schedule 3.2(d)(i) of the BellSouth
         Disclosure Letter lists, as of the date hereof, the name of each Subsidiary of each of the BellSouth Companies and the equity interest of the BellSouth Company or one or more of its Subsidiaries therein and lists the organizational name of each other equity interest held by a BellSouth Company in one or more of its Subsidiaries. All shares of or similar equity interests of each Subsidiary of a BellSouth Company that are owned by such BellSouth Company or a Subsidiary of a BellSouth Company are owned by a BellSouth Company or the applicable Subsidiary free and clear of all Encumbrances, and all such equity interests are duly authorized, validly issued and fully paid.

                           (ii) As of the date hereof, none of the BellSouth Companies or any of their Subsidiaries has any obligation to sell, transfer or assign or has entered into a Contract regarding the sale, transfer or assignment of any of its rights, securities or interests in any Subsidiary of the BellSouth Companies or any of the other equity interests owned by a BellSouth Company or any Subsidiary of a BellSouth Company.

                  (e) Corporate Authority; Approval. BellSouth has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and, prior to Closing, each of the BellSouth Holdings Entities shall have taken all limited liability company action necessary to contribute, transfer and assign the BellSouth Shares to Newco. This Agreement and each of the Ancillary Agreements is, or will be when executed, legal, valid and binding agreements of BellSouth or the Subsidiary or Subsidiaries executing such agreements enforceable against BellSouth or the applicable Subsidiary of BellSouth, as the case may be, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

                  (f) Financial Statements. Schedule 3.2(f) of the BellSouth Disclosure Letter contains true, complete and correct copies of (i) the BellSouth Cellular unaudited financial statements as at November 30, 1999,
(ii) the unaudited financial statements for the year ended December 31, 1999 of BellSouth Wireless Data, and (iii) audited financial statements for the year ended December 31, 1999 for BellSouth PCS, which include the balance sheet and related statements of income for the year then ended (the "BellSouth Financial Statements"). The BellSouth Financial Statements fairly represent in all material respects, in accordance with GAAP, the financial position of BellSouth Cellular, BellSouth Wireless Data and BellSouth PCS as of the date indicated and the results of operations of such companies for the period then ended (subject to the absence of notes with respect to the unaudited financial statements).

                  (g) Absence of Certain Changes. (i) Except as expressly contemplated by this Agreement and except with respect to the Excluded BellSouth Business, since November 30, 1999 (i) the BellSouth Companies have conducted their respective businesses only in the ordinary and usual course of such businesses; (ii) there has not been any change in the financial condition, properties, business or results of operations of the BellSouth Companies and their Subsidiaries, except those changes that have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the BellSouth Companies; (iii) there has not been any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the BellSouth Companies and their Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the BellSouth Companies; (iv) there has not been any sale, transfer, conveyance, lease, creation of an Encumbrance or other disposition of assets of the BellSouth Companies and their Subsidiaries outside of the ordinary course of business; and (v) there has not been any change by it or any BellSouth Company in accounting principles, practices or methods of the BellSouth Companies.

                  (h) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of BellSouth, threatened against the BellSouth Companies or any of their Affiliates or otherwise in connection with the BellSouth Business or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise that are required to be disclosed under GAAP, or any other facts or circumstances, in either such case, of which BellSouth has Knowledge that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that have not had and are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the BellSouth Companies or prevent or materially impair or delay BellSouth's ability to consummate the transactions contemplated by this Agreement.

                  (i)      BellSouth Employee Benefits.

                           (i)      A listing of each bonus, deferred
         compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement (the "BellSouth Compensation and Benefit Plans") that covers employees, directors, former employees or former directors of the BellSouth Companies or their Subsidiaries and any other employee of BellSouth or an employee of BellSouth Companies whose duties are primarily related (or, for persons who no longer perform such services, were related) to the BellSouth Business (the "BellSouth Employees") and any trust agreements or insurance contracts forming a part of the BellSouth Compensation and Benefit Plans is set forth in Schedule 3.2(i)(i) of the BellSouth Disclosure Letter.

                           (ii) All of the BellSouth Compensation and Benefit Plans are in compliance with the terms and with all applicable Law, including the Code and ERISA, except for failures to comply which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the BellSouth Companies. Each of the BellSouth Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "BellSouth Pension Plan" and, collectively, the "BellSouth Pension Plans") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and BellSouth does not have Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of BellSouth, threatened claim, audit, investigation, litigation or other proceeding relating to the BellSouth Compensation and Benefit Plans, except for proceedings which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the BellSouth Companies. Neither BellSouth nor any Subsidiary of BellSouth has engaged in a transaction with respect to any of the BellSouth Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject the BellSouth Companies or any of their Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or
         Section 502 of ERISA.

                           (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by the BellSouth Companies or any of their Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any of its ERISA Affiliate Plans. The BellSouth Companies, their Subsidiaries and their ERISA Affiliates have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event," within the meaning of
         Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of the BellSouth's Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                           (iv) None of the BellSouth Pension Plans nor any of BellSouth's ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither BellSouth nor any of its Subsidiaries has provided, or is required to provide, security to any BellSouth Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

                           (v) Under each of the BellSouth Pension Plans which is a single-employer plan and each of BellSouth's ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such BellSouth Pension Plan's or BellSouth ERISA Affiliate Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such BellSouth Pension Plan or BellSouth ERISA Affiliate Plan, and there has been no material change in the financial condition of such BellSouth Pension Plan or BellSouth ERISA Affiliate Plan since the last day of the most recent plan year as such would affect any of the BellSouth Companies.

                           (vi) Except as set forth on Schedule 3.2(i)(vi) to the BellSouth Disclosure Letter, there are no material obligations to the BellSouth Employees for retiree health and life benefits under any of the BellSouth Compensation and Benefit Plans or as required by applicable law.

                           (vii) The consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event) will not (x) entitle any BellSouth Employee to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the BellSouth Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the BellSouth Compensation and Benefit Plans, but excluding any exceptions to (x), (y) and (z) which are not, individually or in the aggregate, material.

                           (viii)   Since November 30, 1999, except as
         contemplated hereby, there has not been any increase in the compensation payable or that could become payable by the BellSouth Companies or any of their Subsidiaries to any BellSouth Employee or any amendment of any of the BellSouth Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.

                  (j) Compliance with Laws. The BellSouth Business and businesses of each of the BellSouth Companies and their Subsidiaries have not been, and are not being, conducted in violation of any Law, except for violations or possible violations that have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the BellSouth Companies or prevent or materially impair BellSouth's ability to consummate the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the BellSouth Companies or any of their Subsidiaries is pending or, to the Knowledge of BellSouth, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the BellSouth Companies or prevent or materially impair BellSouth's ability to consummate the transactions contemplated by this Agreement. Each of the BellSouth Companies and their Subsidiaries has all Permits, necessary to conduct their businesses as presently conducted, except for those Permits the absence of which has not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the BellSouth Companies or prevent or materially delay BellSouth's ability to consummate the transactions contemplated by this Agreement.

                  (k) Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the BellSouth Companies, taken as a whole: (i) each of the BellSouth Companies and their Subsidiaries has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by the BellSouth Companies or any of their Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the BellSouth Companies or any of their respective Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the BellSouth Companies or any of their Subsidiaries; (iv) neither the BellSouth Companies nor any of their Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the BellSouth Companies nor any of their Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the BellSouth Companies nor any of their respective Subsidiaries may be in violation of or liable under any Environmental Law.

                  (l) Labor Matters. None of the BellSouth Companies nor any of their Subsidiaries is the subject of any proceeding relating to any BellSouth Employee before the National Labor Relations Board asserting the commission of an unfair labor practice or is seeking to compel any of them to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of BellSouth, threatened, nor has there been since January 1, 1995, any labor strike, dispute, walkout, work stoppage, slow-down or lockout relating to any BellSouth Employee, except in each case as has not and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the BellSouth Companies. The collective bargaining agreements set forth on Schedule 3.2(l) to the BellSouth Disclosure Letter are the only collective bargaining agreements relating to any BellSouth Employee.

                  (m) Taxes. (i) BellSouth, the BellSouth Companies and each of their Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with respect to the BellSouth Companies or any of their Subsidiaries and all such filed tax returns are complete and accurate in all material respects; (ii) the BellSouth Companies and each of their Subsidiaries have paid all Taxes that are shown as due on such filed Tax Returns or that the BellSouth Companies or any of their Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in the aggregate have not had and would not be reasonably likely to have a Material Adverse Effect on the BellSouth Companies;
(iii) as of the date hereof, there are not pending or, to the Knowledge of BellSouth, threatened, in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters with respect to the BellSouth Companies; and (iv) there are not, to the Knowledge of BellSouth, any unresolved questions or claims concerning the BellSouth Companies' or any of their Subsidiaries' Tax liability that have had or would be reasonably likely to have a Material Adverse Effect on the BellSouth Companies. No material payments to be made to any of the officers or employees of the BellSouth Companies or any of their Subsidiaries will as a result of consummation of the transactions contemplated hereby be subject to the deduction limitations under Section 280G of the Code.

                  (n) Regulatory Matters. The BellSouth Companies and their Subsidiaries hold all Licenses necessary for the lawful conduct of the BellSouth Business other than Licenses the lack of which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the BellSouth Companies. Schedule 3.2(n) of the BellSouth Disclosure Letter sets forth each License obtained by BellSouth or any of its Subsidiaries and which is, or in the absence of a violation thereof, would be in full force and effect with respect to the BellSouth Business (the "BellSouth Companies' Licenses"). To the Knowledge of BellSouth, no event has occurred or fact exists with respect to the BellSouth Companies Licenses (other than the requirement to file in the future applications for renewal and obtain renewals in the ordinary course) which permits, or after notice or lapse of time or both would permit, revocation, non-renewal or termination of any of such licenses or would result in any other impairment of the rights of the holder of any of such licenses or which would be reasonably likely to limit the operation of the BellSouth Companies' and their Subsidiaries' businesses as they are currently conducted, except for revocations, limitations, non-renewals or other terminations which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the BellSouth Companies. The BellSouth Companies and their Subsidiaries have performed their respective obligations under such BellSouth Companies' Licenses with such exceptions which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the BellSouth Companies. The FCC actions granting the BellSouth Companies' Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of BellSouth, threatened, any application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges or questions the validity of or any rights of the holder under any of the BellSouth Companies' Licenses, except for such reversals, stays, injunctions, annulments, suspensions, applications, petitions, objections or other pleadings, which have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the BellSouth Companies.

                  (o) Contracts. (i) Schedule 3.2(o) of the BellSouth Disclosure Letter lists the following Contracts to which any of the BellSouth Companies or one of their Subsidiaries is a party:

                           (A) any agreement which materially restricts or materially limits their ability or the ability of any of their respective Affiliates to freely conduct the BellSouth Business or any other business or otherwise operate in any geographic market;

                           (B) any collective bargaining agreement and any written employment agreement;

                           (C) all agreements with respect to outstanding indebtedness for money borrowed in excess of $50,000,000 or any guaranty thereof;

                           (D) all material leases of real property, which shall be deemed to include all leases of real property, with an annual rental payment in excess of $50,000, and all arrangements relating to a sublease of space on the cellular towers;

                           (E) all partnership, shareholder or joint venture agreements or other agreements relating to the management or Control of any such partnership, joint venture or non-wholly owned Subsidiary;

                           (F)      all interconnection agreements; and

                           (G) any roaming agreements not terminable at the option of either party thereto on 90 days or less notice.

                           (ii) Each Contract listed on Schedule 3.2(o) to the BellSouth Disclosure Letter is valid, binding, enforceable, and in full force and effect, the BellSouth Companies or the applicable Subsidiary are not in breach or default under any such Contract and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Contract, except where the failure to be so valid, binding, enforceable or in full force and effect or such breach or default, termination, modification or acceleration would not be, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the BellSouth Companies.

                  (p) Property and Leases. Schedule 3.2(p) to the BellSouth Disclosure Letter contains a list of all real property owned by the BellSouth Companies or any of their respective Subsidiaries or otherwise used primarily in the BellSouth Business and real property leased pursuant to lease agreements set forth on Schedule 3.2(o). The BellSouth Companies and their Subsidiaries have marketable title to all material owned real property set forth on Schedule 3.2(p) and valid leasehold title to all material leased real property set forth on Schedule 3.2(o), in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

                  (q) Brokers and Finders. Neither the BellSouth Companies nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the BellSouth transactions contemplated in this Agreement.

                  (r) Ownership of Assets. Substantially all of the assets, properties, businesses, licenses and other assets, owned or leased by BellSouth and its Subsidiaries and forming a part of the BellSouth Business are owned or leased by the BellSouth Companies and their respective Subsidiaries.

                  (s) Sufficiency of Assets. The assets and properties owned or leased by the BellSouth Companies or their respective Subsidiaries, together with all Contracts to which the BellSouth Companies or their respective Subsidiaries are a party, constitute the assets, properties and Contract rights reasonably necessary to conduct the BellSouth Business in accordance with past practice.

                  (t) Other Business. Other than with respect to the Excluded BellSouth Business, none of the BellSouth Companies, their respective Subsidiaries or the BellSouth Additional Subsidiary conducts or engages in any business material to the BellSouth Companies and their Subsidiaries taken as a whole other than the BellSouth Business or owns or leases any assets material to the BellSouth Companies and their Subsidiaries taken as a whole that are not used or intended for the use in the BellSouth Business, other than obsolete assets.

                  (u) Intellectual Property. Subject to Section 4.16 (Intercompany Obligations), the BellSouth Companies and their Subsidiaries each own, or possess adequate licenses or other valid rights to use, all Intellectual Property Rights used or held for use in connection with the BellSouth Business except where the failure to have such ownership or rights would not, individually or in the aggregate be reasonably likely to have a Material Adverse Effect on the BellSouth Companies. To the Knowledge of BellSouth, the BellSouth Companies and their Subsidiaries are not the subject of any threatened or pending lawsuits alleging the violation or infringement of any Intellectual Property Rights of any third party that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the BellSouth Companies. To the Knowledge of BellSouth, there are no material infringements of any Intellectual Property Right owned by any of the BellSouth Companies or their Subsidiaries. None of the BellSouth Companies or their Subsidiaries is in material breach of any agreements pursuant to which any of them has a license to use Intellectual Property Rights, and consummation of the transactions contemplated hereby will not constitute such a material breach or otherwise reduce or impair, in any material respect, the rights of any of them under such license agreements, other than any breach which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the BellSouth Companies. No claims are pending or, to the Knowledge of BellSouth, threatened by any Person with respect to the ownership, validity or enforceability of any Intellectual Property Rights owned by any of the BellSouth Companies or their Subsidiaries, or challenging or questioning the right of the BellSouth Companies or their Subsidiaries to use any Intellectual Property Rights owned by them, except claims that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                  (v) Ericsson Credits. As of the Closing, the net present value (assuming a discount rate of 12%) of the incentives available to BellSouth Cellular from Ericsson Inc. ("Ericsson") pursuant to the letter agreement dated May 25, 1999 between BellSouth Cellular and Ericsson (the "Ericsson Agreement") is at least the amount set forth on Schedule 6(b)(1) next to the words Ericsson Credits (the "Credits"). The Credits are collectible in full in accordance with the terms of the Ericsson Agreement.

                  (w) After Acquired Properties. (i) The purchase price paid by BellSouth for interests in BellSouth Carolinas not owned by BellSouth or its Subsidiaries was at least the amount set forth on Schedule 6(b)(2) and (ii) the purchase prices offered by BellSouth or its Subsidiaries for the purchase of the equity interests which they did not directly or indirectly own as of the time of such offers for Muncie Cellular Telephone Company, Inc., Terre Haute Cellular Telephone Company, Inc. and Cellular Radio of Chattanooga were not more than the respective amounts set forth next to the name of such property on
Schedule 6(b)(3).

                  (x) No Other Representations and Warranties. Except for representations and warranties contained in this Agreement, none of BellSouth, the

BellSouth Companies or their Affiliates, or any other Person makes any express or implied representation or warranty on behalf of BellSouth with respect to the subject matter of this Agreement.

                                   ARTICLE IV
              CERTAIN COVENANTS AND AGREEMENTS OF SBC and Bellsouth

         4.1      Access and Information.

                  (a) Prior to the Closing (and with respect to each of the Additional Subsidiaries, prior to the earlier to occur of the time such Additional Subsidiary is conveyed to Newco and December 31, 2009), SBC and BellSouth shall each permit the other and the other's representatives to have reasonable access to its Books and Records, officers and Subsidiaries, in each case (i) during regular business hours and upon reasonable advance notice to the other, (ii) to the extent that such access does not unreasonably interfere with the business of the SBC Companies or their Subsidiaries or the BellSouth Companies or their Subsidiaries, as the case may be and (iii) to the extent relating to the SBC Companies, the BellSouth Companies and their respective Subsidiaries; provided that any such representatives shall comply with the confidentiality obligations contained herein and in the Confidentiality Agreement; and provided, further, that the foregoing shall not (i) require SBC or BellSouth to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of SBC or BellSouth unrelated to the SBC Companies and their Subsidiaries or the BellSouth Companies and their Subsidiaries, as the case may be, or violate any of SBC's, BellSouth's, the SBC Companies', the BellSouth Companies' or any of their respective Subsidiaries' legal obligations or obligations with respect to confidentiality if SBC or BellSouth, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) require any disclosure by SBC, BellSouth, the SBC Companies, the BellSouth Companies or any of their Subsidiaries that would be reasonably likely to, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege; provided, that SBC or BellSouth, as the case may be, shall have used its commercially reasonable efforts to effect disclosure without the waiver of attorney-client privilege.

                  (b) In the event of the termination of this Agreement, SBC and BellSouth, each at its own expense, shall promptly deliver (without retaining any copies thereof) to BellSouth or SBC, as the case may be, or confirm to the other in writing that it has destroyed, all information furnished to it or its representatives by the other or any of the other's Subsidiaries or any of their respective agents, employees or representatives as a result hereof or in connection herewith, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by it or its representatives which contain or reflect any such information. SBC and BellSouth shall, and shall cause their respective employees, officers, directors and Subsidiaries and the employees, officers and directors of their Subsidiaries to, subject to any exceptions set forth in the Confidentiality Agreement, cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated hereby.

                  (c) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement (including pursuant to clause (a) above) shall be held in accordance with and subject to the terms of the Confidentiality Agreement, dated February 18, 2000, between SBC and BellSouth (the "Confidentiality Agreement"). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.

         4.2 Conduct of Business. (a) During the period from the date hereof until the Closing, except (x) as otherwise expressly contemplated by this Agreement or any Ancillary Agreement in effect prior to the Closing, (y) as set forth on Schedule 4.2(a) to the SBC Disclosure Letter, or (z) as BellSouth shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), and subject to fiduciary duties to third parties, SBC covenants and agrees that it shall cause the SBC Companies and their Subsidiaries to operate their businesses in the ordinary course consistent with past practice and to use their commercially reasonable efforts to preserve intact the business and relationships of the SBC Business, the SBC Companies and their Subsidiaries with third parties, and, in addition, cause the SBC Companies and their Subsidiaries, taken together, to not:

                           (i)      approve any new individual capital
         expenditure (or series of related expenditures) requiring expenditures in excess of $50,000,000 during any twelve-month period, except for (A) any expenditures currently approved by the SBC Companies or any of their respective Subsidiaries, (B) pursuant to projects for which material work has already been performed, (C) projects included in the SBC Companies' or their Subsidiaries' 2000 or 2001 capital investment projections or (D) expenditures required by the organizational documents of any Subsidiary of any of the SBC Companies;

                           (ii) dispose of any individual capital asset, other than dispositions in the ordinary course of business for consideration equal to or greater than fair market value;

                           (iii) dispose of capital assets for consideration in the aggregate during any twelve month period in excess of $10,000,000;

                           (iv) by any means make any acquisition of, or investment in, (A) the assets of any Person other than in the ordinary course of business or (B) the stock of any Person in excess of $50,000,000 in the aggregate for acquisitions or investments pursuant to (A) and (B) during any twelve month period, except as required by the certificate of incorporation or bylaws or other organizational documents of a Subsidiary of the SBC Companies;

                           (v) except in the ordinary course of business consistent with past practice (except that such exception shall not apply to the properties referred to in Schedule 6(a)(2)), incur or assume any indebtedness for borrowed money or guarantee any such obligations or place an Encumbrance material to the SBC Companies taken as a whole on any assets of the SBC Companies or any of their Subsidiaries;

                           (vi) except in the ordinary course of business consistent with past practice and except as required by Law or any collective bargaining agreement, grant material salary or wage increases, or modify or amend any SBC Compensation and Benefit Plan (by
         SBC) or adopt any similar plan (whether by SBC or any SBC Company) in any manner that materially increases the amount of the liability attributable to the SBC Companies in respect of such plan;

                           (vii) except as required by Contract, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of the capital stock of the SBC Companies or the capital stock of any of the Subsidiaries of the SBC Companies;

                           (viii)   in any material respect amend their
         respective certificates of incorporation, by-laws or other similar organizational documents, except as required pursuant to the terms thereof;

                           (ix) materially amend or modify or knowingly waive or fail to enforce any material rights under any of the Contracts set forth on Schedule 3.1(o) of the SBC Disclosure Letter;

                           (x) engage in any business other than the SBC Business and the Excluded SBC Business;

                           (xi) declare, set aside or pay any dividend payable in stock or property in respect of any capital stock other than dividends (A) from a Subsidiary of a SBC Company to a SBC Company or another wholly owned Subsidiary of a SBC Company (other than SBC Holdings), (B) as required so as not to breach or violate a Contract or applicable Law or (C) in accordance with past practice; or

                           (xii) authorize or enter into an agreement to do any of the foregoing.

                  (b) During the period from the date hereof until the Closing except (x) as otherwise expressly contemplated by this Agreement or any Ancillary Agreement in effect prior to the Closing, (y) as set forth on Schedule 4.2(b) to the BellSouth Disclosure Letter, or (z) as SBC shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), and subject to fiduciary duties to third parties, BellSouth covenants and agrees that it shall cause the BellSouth Companies and their Subsidiaries to operate their businesses in the ordinary course consistent with past practice and to use their commercially reasonable efforts to preserve intact the business and relationships of the BellSouth Business, the BellSouth Companies and their Subsidiaries with third parties, and cause the BellSouth Companies and their Subsidiaries, taken together, to not:

                           (i)      approve any new individual capital
         expenditure (or series of related expenditures) requiring expenditures in excess of $50,000,000 during any twelve-month period, except for (A) any expenditures currently approved by the SBC Companies or any of their respective Subsidiaries, (B) pursuant to projects for which work has already been performed, (C) projects included in the BellSouth Companies' or their Subsidiaries' 2000 or 2001 capital investment projections or (D) expenditures required by their organizational documents of any Subsidiary of any of the BellSouth Companies;

                           (ii) dispose of any individual capital asset, other than dispositions in the ordinary course of business for consideration equal to or greater than fair market value,

                           (iii) dispose of capital assets for consideration in the aggregate during any twelve-month period in excess of $10,000,000;

                           (iv) by any means make any acquisition of, or investment in (A) the assets of any Person other than in the ordinary course of business or (B) the stock of any Person in excess of $50,000,000 in the aggregate for acquisitions or investments pursuant to (A) and (B) during any twelve month period, except as required by the certificate of incorporation or bylaws or other organizational documents of a Subsidiary of the BellSouth Companies;

                           (v) except in the ordinary course of business consistent with past practice (except that such exception shall not apply to the properties referred to in Schedule 6(b)(2)), incur or assume any indebtedness for borrowed money or guarantee any such obligations or place an Encumbrance material to the BellSouth Companies taken as a whole on any assets of the BellSouth Companies or any of their Subsidiaries;

                           (vi) except in the ordinary course of business consistent with past practice and except as required by Law or any collective bargaining agreement, grant material salary or wage increases, or modify or amend any BellSouth Compensation and Benefit Plan (by BellSouth) or adopt any similar plan (whether by BellSouth or any BellSouth Company) in any manner that materially increases the amount of the liability attributable to the BellSouth Companies in respect of such plan;

                           (vii) except as required by Contract, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of the capital stock the BellSouth Companies or the capital stock of any of the Subsidiaries of the BellSouth Companies;

                           (viii)   in any material respect amend their
         respective certificates of incorporation, by-laws or other similar organizational documents, except as required pursuant to the terms thereof;

                           (ix) materially amend or modify or knowingly waive or fail to enforce any material rights under any of the Contracts set forth on Schedule 3.2(o) of the BellSouth Disclosure Letter;

                           (x) engage in any business other than the BellSouth Business and the Excluded BellSouth Business;

                           (xi) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends (A) from a Subsidiary of a BellSouth Company to a BellSouth Company or another wholly owned Subsidiary of a BellSouth Company (other than the BellSouth Holdings Entities), (B) as required so as not to breach or violate a Contract or applicable Law or (C) in accordance with past practice; or

                           (xii) authorize or enter into an agreement to do any of the foregoing.

                  (c) With respect to the SBC Additional Subsidiaries, during the period from the Closing until the earlier to occur of the time such SBC Additional Subsidiary is contributed to Newco and December 31, 2009, except
(x) as expressly contemplated by the Management Agreement or (y) as Newco shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), and subject to fiduciary duties to third parties, SBC covenants and agrees that it shall cause the SBC Additional Subsidiaries to operate their businesses in the ordinary course consistent with past practice (taking into account industry-wide changes), and in addition cause the SBC Additional Subsidiaries to not:

                           (i) except in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money or guarantee any such obligation, if such indebtedness or guarantee would be in effect following the relevant SBC Additional Closing; and

                           (ii) engage in any business other than the SBC Business; or

                           (iii) engage in any business not engaged in by Newco.

                  (d) With respect to the BellSouth Additional Subsidiary, during the period from the Closing until the earlier to occur of the time such BellSouth Additional Subsidiary is contributed to Newco and December 31, 2002, except (x) as expressly contemplated by the Management Agreement, dated November 13, 1998, between Houston Cellular Telephone Company, L.P., a Texas limited partnership and American Cellular Communications Corporation, the Houston Partnership Agreement and the ABC Agreement, or (y) as Newco shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), and subject to fiduciary duties to third parties, BellSouth covenants and agrees that it shall cause the BellSouth Additional Subsidiary to operate its business in the ordinary course consistent with past practice (taking into account industry-wide changes), and in addition cause the BellSouth Additional Subsidiary to not:

                           (i) except in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money or guarantee any such obligation, if such indebtedness or guarantee would be in effect following the relevant BellSouth Additional Closing;

                           (ii) amend the Houston Partnership Agreement or the ABC Agreement; or

                           (iii) engage in any business other than the BellSouth Business; or

                           (iv) engage in any business not engaged in by Newco.

         4.3 Registrations, Filings and Consents. (a) SBC and BellSouth shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement; provided, however, that nothing set forth in this Section 4.3 shall require or be construed to require, SBC or BellSouth to agree to, or comply with any conditions to the granting of any such consent, registration, approval, permit or authorization, by any Governmental Entity which (i) relate to any material business of SBC or BellSouth, as the case may be, that is not included in the SBC Business or the BellSouth Business and which would be reasonably likely to be material and adverse to such businesses or would be reasonably likely to have a Material Adverse Effect on Newco following the Closing; provided, further, that any divestiture by either SBC or BellSouth or any of their respective Subsidiaries reasonably required by a Governmental Entity to cause Newco to be in compliance with the CMRS spectrum aggregation limits established by the FCC in 47 C.F.R. Section 20.6 and the Cellular Cross Ownership limits contained in 47 C.F.R. Section 22.942 shall be deemed not to have a Material Adverse Effect on Newco and not to be materially adverse to SBC or BellSouth. In addition to the foregoing, each of SBC and BellSouth agree to file or cause to be filed within thirty (30) days following the date of this Agreement all documentation, filings and other documents necessary in connection with (i) the notification and report form required under the HSR Act and (ii) any required application, report or other filing or request for approval or notifications with the FCC, any PUC and any Foreign Governmental Entity from which consent, approval or clearance is required to be obtained in connection with the transactions contemplated by this Agreement; provided, that neither SBC nor BellSouth shall be deemed to be in breach of this Agreement if any such filing is not made within thirty (30) days following the date of this Agreement. Subject to applicable Laws relating to the exchange of information, SBC and BellSouth shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to SBC, the SBC Companies, BellSouth or the BellSouth Companies as the case may be, with respect to the contents of any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of SBC and BellSouth shall act reasonably and as promptly as reasonably practicable.

         (b) SBC and BellSouth each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of SBC, the SBC Companies, BellSouth and the BellSouth Companies, or any of their respective Subsidiaries or Affiliates to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.

         (c) SBC and BellSouth each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by

SBC, the SBC Companies, BellSouth, the BellSouth Companies or any of their respective Subsidiaries, as the case may be from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

         4.4 Employee Benefit Plan/Employees. (a) Prior to the Closing Date, SBC and BellSouth shall each form one or more new Subsidiaries (each such Subsidiary or Subsidiaries of SBC being the "SBC Leasing Company," and, together, the "SBC Leasing Companies;" each such Subsidiary or Subsidiaries of BellSouth being the "BellSouth Leasing Company," and, together, the "BellSouth Leasing Companies;" and all such Persons together, being the "Leasing Companies"); provided that, instead of such formation, either of the Parties may designate one or more existing Subsidiaries with no assets or liabilities as its Leasing Companies. SBC and BellSouth shall as soon as reasonably practicable, but in no event later than 90 days from the date hereof, agree on the terms and conditions of the leasing agreements (which shall be substantially similar) to be entered into by each SBC Leasing Company and BellSouth Leasing Company, respectively, with Newco, which shall be consistent with the terms and conditions of this Section 4.4. SBC and BellSouth shall take and shall cause to be taken all action necessary to effectuate the provisions of this Section 4.4 (including, without limitation, the adoption and amendment of applicable benefit plans and arrangements). SBC and BellSouth shall cause their respective Leasing Companies to be participating employers, as of the Closing Date, in the SBC Compensation and Benefit Plans and the BellSouth Compensation and Benefit Plans, as the case may be, which provide compensation and employee benefits to the Transferred Employees (as defined below) immediately prior to the Closing Date.

                  (b) Following the formation of the Leasing Companies, and on a date (such date, the "Transfer Date") prior to the Closing Date, SBC and BellSouth each respectively agree, to the extent it has the unilateral right to, and to the extent it does not have the unilateral right to, to use its reasonable best efforts to cause all Persons employed by either of them or any affiliate of either of them whose employment is primarily related to the SBC Business or the BellSouth Business, as the case may be, as of the Transfer Date (or such earlier date as the transfer of employment occurs) to become employed not later than the Transfer Date by an applicable Leasing Company (such employees, collectively, the "Transferred Employees"). The Transferred Employees shall be employed at rates of compensation and with employee benefits which are substantially equivalent to the respective rates of compensation and benefits paid or provided to such Transferred Employees immediately prior to the Closing. Only the Transferred Employees and individuals hired following the Transfer Date whose employment is primarily related to the SBC Business or the BellSouth Business, as the case may be, shall be employed by the Leasing Companies. Employees so employed by the SBC Leasing Companies will be referred to herein as "SBC Wireless Employees" and employees so employed by the BellSouth Leasing Companies are referred to as "BellSouth Wireless Employees."

                  (c) The SBC Leasing Companies shall, as of the Transfer Date, assume (i) all employment-related obligations and liabilities (without regard to when such obligations and liabilities arise or are incurred whether before or after the Transfer Date), including all obligations and liabilities under the SBC Compensation and Benefit Plans for which representations and warranties have been made in Section 3.1(i) herein, in respect of the SBC Wireless Employees as of the date each such employee becomes employed by a SBC Leasing Company, and (ii) all employment-related obligations and liabilities (without regard to when such obligations and liabilities arose or were incurred whether before or after the Transfer Date) in respect of former employees whose employment was primarily related to the SBC Business prior to the Closing Date (but excluding obligations and liabilities relating to former employees under tax-qualified defined contribution and defined benefit plans).

                  (d) The BellSouth Leasing Companies shall, as of the Transfer Date, assume (i) all employment-related obligations and liabilities (without regard to when such obligations and liabilities arise or are incurred whether before or after the Transfer Date), including all obligations and liabilities under the BellSouth Compensation and Benefit Plans for which representations and warranties have been made in Section 3.2(i) herein, in respect of the BellSouth Wireless Employees as of the date each such employee becomes employed by a BellSouth Leasing Company, and (ii) all employment-related obligations and liabilities (without regard to when such obligations and liabilities arose or were incurred whether before or after the Transfer Date) in respect of former employees whose employment was primarily related to the BellSouth Business prior to the Closing Date (but excluding obligations and liabilities relating to former employees under tax-qualified defined contribution and defined benefit plans).

                  (e) From time to time prior to the Leasing Company Contribution Date, Newco shall have the sole discretion to select which of the Transferred Employees of the SBC Leasing Companies and the BellSouth Leasing Companies (the "Leased Employees") will cease to provide services to Newco prior to the Leasing Company Contribution Date. Leased Employees so selected shall at the discretion of the Leasing Company employing such Person be terminated by the applicable Leasing Companies or transferred by the applicable Leasing Companies to SBC or BellSouth or one of their Affiliates, as the case may be, in each case prior to the Leasing Company Contribution Date. Notwithstanding any other provisions of this Agreement to the contrary, including Sections 4.4(c) and 4.4(d), (i) all employment related obligations and liabilities in respect of any Leased Employee transferred to SBC, BellSouth or any of their Affiliates pursuant to the preceding sentence shall cease to be an obligation or liability of the Leasing Company and become the sole responsibility and obligation of SBC, BellSouth or such Affiliates, as applicable, and (ii) neither the Leasing Companies nor Newco shall have any liabilities or obligations under any SBC Compensation and Benefit Plan or BellSouth Compensation and Benefit Plan, as the case may be, that is a severance plan in respect of a Leased Employee whose employment with a Leasing Company and all of its affiliates is terminated prior to the Leasing Company Contribution Date.

                  (f) Following the Closing Date, Newco shall reimburse each of the BellSouth Leasing Companies and the SBC Leasing Companies for all employment expenses, out-of-pocket expenses and related costs associated with the provision of services by the Transferred Employees. All reimbursements will be determined and made in a manner consistent with the determination of reimbursements under the Leasing Agreements. Such expenses and costs shall include, but are not limited to (i) all costs incurred by the Leasing Companies associated with payroll services to be provided hereunder (including (A) gross wages before deductions for state and federal income taxes, employment taxes and other tax deductions and before reductions for pre-tax salary deferrals related to Code Sections 401(k) and 125 plans and plans of executive compensation, and
(B) employer's share of Federal Social Security taxes (FICA), Federal Unemployment Insurance taxes (FUTA) and State Unemployment Insurance taxes
(SUTA)); (ii) all costs associated with and arising out of the provision of benefits to the Leased Employees and their dependents as contemplated in Sections 4.4(c) and 4.4(d) other than cash severance payments as described in
Section 4.4(e) (all expenses incurred by the Leasing Companies in the payment and processing of benefit claims, costs associated with administering denied claims, premiums and premium taxes); and (iii) all costs and expenses relating to the relocation of Transferred Employees that are relocated at the request of Newco. Promptly after the date hereof, BellSouth and SBC shall agree on a reciprocal retention program for the Transferred Employees, which program shall be subject to reimbursement in accordance with this Section 4.4(f).

                  (g) On or prior to December 31, 2001 or such other date as the Parties and Newco agree (the "Leasing Company Contribution Date"), each of SBC and BellSouth shall cause to be contributed to Newco all of the outstanding stock of or other equity interests in their respective Leasing Companies in consideration of the acceptance by Newco of the obligations and liabilities of the Leasing Companies; it being understood that both contributions shall be made on the same Business Day. The Leasing Companies shall cease participating in (or otherwise provide benefits under) the SBC Compensation and Benefit Plans and BellSouth Compensation and Benefit Plans, as applicable, as of the Leasing Company Contribution Date and shall commence to participate in (or otherwise provide benefits under) the Newco Plans established pursuant to Section 4.4(k) hereof.

                  (h) SBC and BellSouth shall cause Newco to establish a severance policy, effective as of and following the Leasing Company Contribution Date. Newco shall bear and be responsible for all obligations and liabilities under such policy as to the employees of the Leasing Companies and Newco on and after the Leasing Company Contribution Date.

                  (i) Unless the Parties and Newco agree otherwise, the assets and liabilities of the SBC Wireless Employees and the BellSouth Wireless Employees held under their respective Pension Plans with Code Section 401(k) features ("401(k) Plans") to be transferred to the Newco 401(k) Plan in a trust-to-trust transfer as soon as practicable following the later of (i) the Leasing Company Contribution Date and (ii) the date that Newco has demonstrated, to the reasonable satisfaction of BellSouth or SBC, as applicable, that the Newco 401(k) Plan satisfies the qualification requirements of Section 401 of the Code.

                  (j) If the Parties and Newco agree, the Parties shall, and the Parties shall cause their respective Leasing Companies to, and Newco shall take all actions necessary to cause the assets and liabilities corresponding to the SBC Wireless Employees and the BellSouth Wireless Employees held under any defined benefit Pension Plans to be transferred to a Newco Pension Plan on a projected benefit obligation basis at the Leasing Company Contribution Date or as of a later date determined to be permissible under the appropriate Pension Plan documents (such transfers to be effected on the basis of actuarial assumptions agreed to by BellSouth and SBC).

                  (k) Newco shall establish and sponsor, or cause to be established and sponsored, Compensation and Benefit Plans (the "Newco Plans") which are separate from the BellSouth Compensation and Benefit Plans and the SBC Compensation and Benefit Plans. The Newco Plans shall provide that the SBC Wireless Employees and the BellSouth Wireless Employees and each other person who becomes an employee of Newco or any of its Subsidiaries subsequent to the Closing Date upon a direct transfer of employment from SBC, a Subsidiary of SBC, BellSouth or a Subsidiary of BellSouth shall be credited with such years of service with SBC, a Subsidiary of SBC, BellSouth, or a Subsidiary of BellSouth for purposes of eligibility, participation, and determining the level of benefits (but not benefit accrual) under the Newco Plans.

                  (l) From and after the Leasing Company Contribution Date, Newco shall indemnify, defend and hold harmless each of BellSouth and SBC and the affiliates of each of them and hold BellSouth and SBC and the affiliates of each of them harmless from and against any Losses which may be incurred or suffered by any of them in connection with the obligations and liabilities of the Leasing Companies and the obligations and liabilities assumed by Newco relating to compensation and employee benefits (whether arising in connection with the transactions contemplated by this Section 4.4, or otherwise). In addition, from and after the Leasing Company Contribution Date, (i) BellSouth agrees to indemnify, defend and hold harmless Newco from and against all Losses arising out of or relating to the BellSouth Leasing Company, other than the BellSouth Benefits Liabilities, and (ii) SBC agrees to indemnify, defend and hold harmless Newco from and against all Losses arising out of or relating to the SBC Leasing Company, other than the SBC Benefits Liabilities. The procedures with respect to the indemnities set forth in this Section 4.4(l) shall be the same as those indemnification procedures set forth in Article VII.

                  (m)      Benefits True-Up Payment.

                           (i)      Definitions. For purposes of this Section
                                    4.4(m):

                                    (v)      "Total Benefits Liabilities" shall
                                    mean the sum of the SBC Benefits Liabilities and the BellSouth Benefits Liabilities.

                                    (w)      "SBC Benefits Liabilities" shall
                                    mean the aggregate employment-related
                                    liabilities assumed by the SBC Leasing
                                    Companies, determined as of the Leasing
                                    Company Contribution Date (including,
                                    without limitation, (A) all such liabilities assumed pursuant to Section 4.4(c), (B) post-retirement and post-employment benefit liabilities determined pursuant to FAS 106 and FAS 112, (C) non-qualified retirement and deferred compensation plan liabilities and (D) accrued vacation pay liabilities, but excluding liabilities under tax-qualified defined contribution and defined benefit plans), reduced to the extent that such liabilities have been funded or are subject to payment for the benefit of the SBC Leasing Companies under contracts of insurance.

                                    (x)      "BellSouth Benefits Liabilities"
                                    shall mean the aggregate employment-related liabilities assumed by the BellSouth Leasing Companies, determined as of the Leasing Company Contribution Date (including, without limitation, (A) all such liabilities assumed pursuant to Section 4.4(d), (B) post-retirement and post-employment benefit liabilities determined pursuant to FAS 106 and FAS 112, (C) non-qualified retirement and deferred compensation plan liabilities and (D) accrued vacation pay liabilities, but excluding liabilities under tax-qualified defined contribution and defined benefit plans), reduced to the extent that such liabilities have been funded or are subject to payment for the benefit of the BellSouth Leasing Companies under contracts of insurance.

                                    (y)      "SBC Proportionate Share" shall
                                    mean the quotient, expressed as a
                                    percentage, of the SBC Benefits Liabilities, divided by the Total Benefits Liabilities.

                                    (z)      "BellSouth Proportionate Share"
                                    shall mean the quotient, expressed as a
                                    percentage, of the BellSouth Benefits
                                    Liabilities, divided by the Total Benefits
                                    Liabilities.

                           (ii)     Procedures.

                                    (x)      As soon as practicable, but in no
                                    event later than ninety (90) days following the Leasing Company Contribution Date, Newco shall, on a basis consistent with GAAP and generally accepted actuarial principles, prepare and deliver to each of SBC and BellSouth a statement showing the calculation of the SBC Benefits Liabilities and the BellSouth Benefits Liabilities (the "Statement").

                                    (y)      After receipt of the Statement, SBC
                                    and BellSouth shall each have sixty (60) days to review the Statement. Newco, SBC and BellSouth shall each provide each other and their authorized representatives reasonable access during normal business hours and without significant disruption to their respective business to (i) all of their and their Subsidiaries' respective books, records and employees having relevant information concerning the calculation of the Statement to the extent that such information was used in the calculation of the Statement, and (ii) the accountants and actuaries who assisted Newco in preparing the calculation of the Statement and such accountants' and actuaries' relevant supporting workpapers (such access to be provided by Newco). Unless SBC or BellSouth delivers written notice to Newco and to SBC or BellSouth, as the case may be, on or prior to the 60th day after Newco's delivery of the Statement stating that SBC or BellSouth, as the case may be, has objections to the Statement and describing any such objections with reasonable particularity, SBC and BellSouth shall be deemed to have accepted and agreed to the calculation of the Statement. In addition, any item included in the Statement which is not objected to by either SBC or BellSouth shall be deemed to be accepted by SBC and BellSouth and any amounts included within any such item shall be deemed to be final, binding and conclusive. If SBC or BellSouth notifies Newco of its objections to the calculation, SBC, BellSouth and Newco shall, within ten (10) days, attempt to resolve their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive on all Parties and Newco for all purposes.

                                    (z)      Any amounts remaining in dispute at
                                    the conclusion of the seventieth (70th) day following the delivery of the Statement shall be submitted, within ten (10) days after the expiration of such period, to Arthur Andersen LLP or another accounting or actuarial consulting firm mutually agreed to by the Parties and Newco. Each Party and Newco agrees to execute, if requested by such firm, an engagement letter with such firm containing reasonable terms. All fees and expenses relating to the work, if any, to be performed by such firm shall be borne by the Parties and Newco equally. Such firm shall act as an arbitrator and not as an expert in resolving any disputed items hereunder. Such firm's determination of such items shall be made within thirty (30) days after the submission of such items to such firm. Such firm's resolution of such disputed items shall be set forth in a written statement delivered to the parties and shall be final, binding and conclusive on all Parties and Newco for all purposes.

                           (iii)    Payment.

                                    (x)      In the event that the BellSouth
                                    Proportionate Share is greater than .40, BellSouth shall make a cash payment to Newco equal to the quotient of (A) divided by (B), where (A) is the excess of (I) the BellSouth Benefits Liabilities over (II) the product of the Total Benefits Liabilities and .40 and (B) is .60.

                                    (y)      In the event that the SBC
                                    Proportionate Share is greater than .60, SBC shall make a cash payment to Newco equal to the quotient of (A) divided by (B), where
                                    (A) is the excess of (I) the SBC Benefits
                                    Liabilities over (II) the product of the Total Benefits Liabilities and .60 and (B) is .40.

                           (iv) The payment to be made pursuant to Section 4.4(m)(iii)(x) or 4.4(m)(iii)(y), as applicable, shall be made within five (5) Business Days following the resolution of all disputes in accordance with Section 4.4(m)(ii) hereof.

         4.5 Transferred Businesses. (a) Notwithstanding anything to the contrary contained herein, prior to Closing, SBC shall be permitted to cause to be transferred, conveyed or assigned to SBC or any other Person designated by SBC, any assets, rights or interests primarily related to the Excluded SBC Business and prior to such transfer, conveyance or assignment shall be free to continue to operate such businesses. The Parties and Newco acknowledge that following the Closing, Newco shall be required to cause any such assets, rights or interests to be transferred, conveyed or assigned to SBC or a Person designated by SBC as soon as practicable after receiving written notice from SBC that it or any of its Subsidiaries is in possession of any such assets, rights or interests. In each case, SBC or the Person designated by SBC shall not be required to pay consideration in respect of the transfer, conveyance or assignment referred to in the preceding sentence.

                  (b) Notwithstanding anything to the contrary contained herein, prior to Closing, BellSouth shall be permitted to cause to be transferred, conveyed or assigned to BellSouth or any other Person designated by BellSouth, any assets, rights or interests primarily related to the Excluded BellSouth Business and prior to such transfer, conveyance or assignment shall be free to continue to operate such businesses. The Parties and Newco acknowledge that following the Closing, Newco shall be required to cause any such assets, rights or interests to be transferred, conveyed or assigned to BellSouth or a Person designated by BellSouth as soon as practicable after receiving written notice from BellSouth that it or any of its Subsidiaries is in possession of any such assets, rights or interests. In each case, BellSouth or the Person designated by BellSouth shall not be required to pay consideration in respect of the transfer, conveyance or assignment referred to in the preceding sentence.

         4.6 Divestitures. In the event that any properties or assets of either of the Parties or their Subsidiaries are required to be divested (such properties or assets, "Conflicted Systems") under the CMRS station spectrum aggregation limits established by the FCC in 47 C.F.R. Section 20.6 and the Cellular Cross Ownership Limits contained in 47 C.F.R. Section 22.942 (together, the "Overlap Laws"), the Parties shall establish a committee (the "Disposition Committee") comprised of one member representing BellSouth and one member representing SBC, which shall determine within 45 days after the date hereof which Conflicted Systems will be required to be disposed (the "Disposition Systems"). The Parties may cause some or all of the Disposition Systems to be marketed as a single transaction or in such other manner as the Disposition Committee shall determine will be in the best interests of Newco and the Party making the divestiture. With respect to each of the Disposition Systems, the Party which is, or whose Affiliate is, the holder of a Person which is the current licensee of such Disposition System, shall, with the approval of the other Party, (i) take all reasonably necessary steps to conclude a binding agreement to transfer such Disposition System as promptly as practicable at a reasonable price, (ii) file all necessary applications for all Governmental Approvals required to consummate such transfer, (iii) seek such applications and the satisfaction of any other conditions to closing such transaction promptly, diligently and in good faith; provided that nothing set forth in this Section
4.6 shall be deemed to affect the obligations of SBC and BellSouth under Section
4.3 hereof. Closing of the transfer of each of the Disposition Systems shall take place concurrently with (or earlier, if the selling Party consents in writing) the Closing.

         4.7 Acquisitions by SBC or BellSouth. Notwithstanding any action permitted to be taken by Sections 4.2(a) and 4.2(b) hereof, SBC and BellSouth shall not, and shall cause their Subsidiaries (other than the SBC Companies and their Subsidiaries and the BellSouth Companies and their Subsidiaries) not to purchase or otherwise become the owner of, or enter into an agreement to purchase or otherwise become the owner of any property or assets that would result in the SBC Contribution and the BellSouth Contribution causing Newco to be in violation of the Overlap Laws, if not divested prior to the Closing.

         4.8 Accountants' Letter. SBC shall use its reasonable best efforts, to obtain a letter from Ernst & Young LLP or another nationally recognized independent accounting firm, dated the Closing Date, addressing whether or not the consummation of the transactions contemplated hereby will require SBC to restate the accounting for any of the transactions set forth on
Schedule 4.8 of the SBC Disclosure Letter from a "pooling-of-interests" transaction to a "purchase" transaction; provided that the failure of SBC to use its reasonable best efforts to obtain such a letter shall not constitute a breach of this covenant if the condition in Section 5.3(e) shall have been waived or deemed waived.

         4.9 Transition Group. Promptly after the date hereof, the Parties will create a transition group (the "Transition Group") to consist of at least one marketing executive, one technical executive, one financial executive, one human resources executive, one regulatory executive and one designated team leader (who may be one of such executives) from each of the Parties. The Transition Group will have responsibility for developing and implementing transitional arrangements until the Closing, including, without limitation, issues with respect to Newco relating to technology, human resources, wireless coverage area, service offerings to be made available after the Closing and marketing. The financial members of the Transition Group will also work together to assist in the preparation of pro forma financial statements required by the Parties in connection with the operation of their respective companies' businesses (including in connection with offerings of securities).

         4.10 Initial Marketing Plan. Prior to the Closing Date, BellSouth and SBC shall prepare an initial marketing plan covering the balance of the year 2000 (if the Closing is to occur in the year 2000) and all of the year 2001 that will include, among other things, a branding strategy and a packaging strategy, including a determination as to the uses, if any, of BellSouth and SBC brand names by Newco.

         4.11     [Intentionally omitted]

         4.12 Ancillary Agreements. On the Closing Date, the Parties shall, and shall cause their applicable Affiliates (including Newco) to, enter into each of the Ancillary Agreements that has not been entered into prior to the Closing.

         4.13 Resale and Agency Agreements. On or prior to the Closing Date, SBC agrees to enter into and to cause the SBC Companies, their Subsidiaries and Newco, and BellSouth agrees to enter into and to cause the BellSouth Companies and their Subsidiaries to enter into the Resale Agreements and, subject to the next succeeding sentence, the Agency Agreements. The Parties agree, between the date hereof and the Closing Date, to negotiate in good faith with respect to any revisions the Parties may suggest with respect to the Agency Agreements. If the Parties agree to any such revisions, the term Agency Agreements shall be deemed to be the Agency Agreements as so revised.

         4.14 Headquarters. The location of Newco's initial principal place of business shall be determined by the Transition Group.

         4.15 Branding; Corporate Name. (a) Prior to Closing the Parties shall agree upon a brand name and logo or logos for Newco. In no event shall any of such brand name and logo or logos include any reference to the SBC or BellSouth names or any derivative thereof, subject to Section 4.10.

                  (b) The Parties agree that they shall promptly meet after the date hereof to agree upon Newco's company name following the Closing. The Parties agree that Newco's company name following the Closing will not be directly or indirectly tied to either SBC or BellSouth or to any of their respective Subsidiaries or Affiliates. Newco shall do business under a company name that will reflect Newco's broad geographic strategy of local, regional and national wireless coverage and future wireless opportunities in voice, data, Internet and other telecommunications services. The Parties will ensure that such name shall be the exclusive property of Newco, and no Party shall have any right to use, and each Party agrees not to use, such name other than on behalf of Newco, except as may be permitted from time to time by the Board of Directors of Manager or as set forth in this Agreement, or the Ancillary Agreements.

         4.16 Intercompany Obligations(a) . (a) As of the Closing, all intercompany allocations charged by SBC and its Subsidiaries (other than persons that will be, immediately following the Closing, Subsidiaries of Newco) in respect of the SBC Business shall cease and any services provided to Newco and its Subsidiaries (the cost of which was previously allocated) for which Newco and its Subsidiary shall be charged a fee shall be provided only pursuant to a Transition Services Agreement or if SBC and BellSouth shall otherwise agree in writing. On or prior to the nine month anniversary of the Closing Date, Newco and SBC shall cause all intercompany obligations and agreements that existed at the time of the Closing between the SBC Companies and their Subsidiaries, on the one hand, and SBC and its other Affiliates, on the other hand, to be settled and/or terminated so that by such anniversary of the Closing no such intercompany obligations shall remain outstanding, other than those intercompany arrangements (i) set forth in the Ancillary Agreements, (ii) as otherwise agreed by the Parties in writing, (iii) intercompany obligations for money borrowed, and (iv) set forth on Schedule 4.16(a) of the SBC Disclosure Letter.

                  (b) As of the Closing, all intercompany allocations charged by BellSouth and its Subsidiaries (other than Persons that will be, immediately following the Closing, Subsidiaries of Newco) in respect of the BellSouth Business shall cease and all services provided to Newco and its Subsidiaries (the cost of which was previously allocated) for which Newco and its Subsidiary shall be charged a fee shall be provided only pursuant to a Transition Services Agreement or if SBC and BellSouth shall otherwise agree in writing. On or prior to the nine month anniversary of the Closing Date, Newco and BellSouth shall cause all intercompany obligations and agreements that existed at the time of the Closing between the BellSouth Companies and their Subsidiaries, on the one hand, and BellSouth and its other Subsidiaries, on the other hand, to be settled and/or terminated so that by such anniversary of the Closing no such intercompany obligations shall remain outstanding other than those intercompany arrangements (i) set forth in the Ancillary Agreements, (ii) as otherwise agreed by the Parties in writing, (iii) intercompany obligations for money borrowed, and (iv) those set forth on Schedule 4.16(b) hereto.

         4.17 Taxes. (a) SBC Liability for Pre-Closing Taxes. SBC shall be liable for and indemnify Newco for all Taxes imposed on the SBC Companies or their Subsidiaries or for which the SBC Companies or their Subsidiaries may otherwise by liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Except as set forth in paragraph (d), SBC shall be entitled to any refund of Taxes of the SBC Companies or any of their Subsidiaries received for such pre-closing periods.

                  (b) BellSouth Liability for Pre-Closing Taxes. BellSouth shall be liable for and indemnify Newco for all Taxes imposed on the BellSouth Companies or their Subsidiaries or for which the BellSouth Companies or their Subsidiaries may otherwise by liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Except as set forth in paragraph
(e), BellSouth shall be entitled to any refund of Taxes of the BellSouth Companies or any of their Subsidiaries received for such pre-closing periods.

                  (c) Taxes for Short Taxable Year. For purposes of paragraphs (a) and (b), whenever it is necessary to determine the liability for Taxes of the SBC Companies, the BellSouth Companies or any of their respective Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the relevant entity for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the relevant entity had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and Taxes on real or personal property, shall be apportioned on a daily basis.

                  (d) Refunds from SBC Carrybacks. If SBC becomes entitled to a refund or credit of Taxes for any period for which it is liable under
Section 4.17(a) to indemnify Newco and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to the SBC Companies or their Subsidiaries and from a taxable year or period that begins after the Closing Date, SBC shall promptly pay to Newco the amount of such refund or credit together with any interest thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, SBC and BellSouth shall cause Newco to indemnify and hold harmless SBC for any tax liability, including interest and penalties, assessed against SBC by reason of the reduction or disallowance. SBC and BellSouth will cause Newco to waive this carryback option, if possible.

                  (e) Refunds from BellSouth Carrybacks. If BellSouth becomes entitled to a refund or credit of Taxes for any period for which it is liable under Section 4.17(b) to indemnify Newco and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to the BellSouth Companies or their Subsidiaries and from a taxable year or period that begins after the Closing Date, BellSouth shall promptly pay to Newco the amount of such refund or credit together with any interest thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, SBC and BellSouth shall cause Newco to indemnify and hold harmless BellSouth for any tax liability, including interest and penalties, assessed against BellSouth by reason of the reduction or disallowance. SBC and BellSouth will cause Newco to waive this carryback option, if possible.

                  (f) SBC Tax Returns. SBC shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the SBC Companies or any of their Subsidiaries for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and SBC and BellSouth shall cause Newco to file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the SBC Companies or any of their Subsidiaries for taxable years or periods ending after the Closing Date and to remit any Taxes due in respect of such Tax Returns. SBC shall pay Newco the Taxes for which SBC is liable pursuant to

Section 4.17(a) but which are payable with Tax Returns to be filed by Newco pursuant to the previous sentence within 10 days prior to the due date for the filing of such Tax Returns.

                  (g) BellSouth Tax Returns. BellSouth shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the BellSouth Companies or any of their Subsidiaries for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and SBC and BellSouth shall cause Newco to file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the BellSouth Companies or any of their Subsidiaries for taxable years or periods ending after the Closing Date and to remit any Taxes due in respect of such Tax Returns. BellSouth shall pay Newco the Taxes for which BellSouth is liable pursuant to Section 4.17(b) but which are payable with Tax Returns to be filed by Newco pursuant to the previous sentence within 10 days prior to the due date for the filing of such Tax Returns.

         4.18 Business Assets. (a) SBC agrees to use its reasonable best efforts to cause as soon as reasonably practicable after the Closing the sale, assignment, transfer or other conveyance of the Other SBC Assets (other than the SBC Additional Subsidiaries) to Newco without cost to Newco. In the event and to the extent that any such Other SBC Assets cannot be sold, assigned, transferred or otherwise conveyed to Newco within 30 days after Closing, SBC shall make arrangements to provide to Newco, without cost to Newco, the material benefits of any such Other SBC Assets, to the extent permitted by Law. The provisions of this Section 4.8 shall not be deemed to affect the provisions of Section 4.23.

                  (b) BellSouth agrees to use its reasonable best efforts to cause as soon as reasonably practicable after the Closing the sale, assignment, transfer or other conveyance of the Other BellSouth Assets (other than the BellSouth Additional Subsidiary and other than as provided in Section 4.25) to Newco. In the event and to the extent that any such Other BellSouth Assets cannot be sold, assigned, transfer or otherwise conveyed to Newco within 30 days after Closing, BellSouth shall make arrangements to provide Newco, without cost to Newco, the material benefits of any such Other BellSouth Assets, to the extent permitted by Law. The provisions of this Section 4.18 shall not be deemed to affect the provisions of Section 4.23.

         4.19 Notification of Certain Matters. Each Party shall prior to the Closing give prompt written notice to the other of (a) the occurrence of circumstances which provide it with knowledge of the occurrence of any employee strikes, work stoppings, slowdowns or lockouts related to the SBC Companies or their Subsidiaries or the BellSouth Companies and their Subsidiaries, as the case may be, and (b) the entry into any collective bargaining agreement related to the SBC Companies and their Subsidiaries or the BellSouth Companies and their Subsidiaries, as the case may be, and each Party agrees to consult with the other prior to taking actions related to such events.

         4.20 Regulatory Compliance. (a) SBC shall take all actions reasonably requested in writing by BellSouth to (i) cure no later than the Closing, or, with respect to any Additional SBC Subsidiary, the applicable SBC Additional Closing, any material violations and defaults under any applicable rules and regulations of the FCC (the "FCC Rules") and the FAA (the "FAA Rules"), (ii) comply, in all material respects, with the FCC Rules and the FAA Rules and cause each of the SBC Companies to file or cause to be filed with the FCC and the FAA all reports and other filings required to be filed under applicable FCC Rules and FAA Rules, and (iii) cause SBC and each of the SBC Companies on or before the Closing to be in compliance upon the consummation of the Closing with the provisions of Sections 271 and 272 of the Communications Act (including any Final Orders issued by the FCC interpreting or implementing such provisions); provided that the foregoing shall not be deemed to require SBC to take any actions prior to the Closing that would adversely affect the SBC Companies if the transactions contemplated by this Agreement were not consummated or to take any actions beyond its control.

                  (b) BellSouth shall take all actions reasonably requested in writing by SBC to (i) cure no later than the Closing, or, with respect to any BellSouth Additional Subsidiary, the applicable BellSouth Additional Closing, any material violations and defaults under the FCC Rules and the FAA Rules, (ii) comply, in all material respects, with the FCC Rules and the FAA Rules and cause each of the BellSouth Companies to file or cause to be filed with the FCC Rules and the FAA all reports and other filings required to be filed under applicable FCC Rules and FAA Rules, and (iii) cause BellSouth and each of the BellSouth Companies on or before the Closing to be in compliance upon the consummation of the Closing with the provisions of Sections 271 and 272 of the Communications Act (including any Final Orders issued by the FCC interpreting or implementing such provisions); provided that the foregoing shall not be deemed to require BellSouth to take any actions prior to the Closing that would adversely affect the BellSouth Companies if the transactions contemplated by this Agreement were not consummated or to take any actions beyond its control.

         4.21 Control of Operations. Nothing contained in this Agreement shall give SBC, directly or indirectly, the right to control or direct the operations of BellSouth or its Affiliates with respect to the BellSouth Business prior to the Closing. Nothing contained in this Agreement shall give BellSouth, directly or indirectly, the right to control or direct the operations of SBC or its Affiliates with respect to the SBC Business prior to the Closing.

         4.22 Conversions. (a) SBC agrees that prior to Closing it shall use commercially reasonable efforts to cause each SBC Company and each Subsidiary of a

SBC Company that is a corporation or treated as a corporation for United States federal income Tax purposes, to the extent permitted by Law to be either converted into or merged into an entity that is a United States person and that is taxable as a partnership for United States federal income tax purposes or that is a disregarded entity under Treasury Regulation Section 301.7701-3(b)(l)(ii); provided that the terms of any agreement providing for the foregoing shall (i) ensure that SBC's direct or indirect ownership percentage of each such entity shall not be affected and (ii) only provide for those matters required to effect such merger or conversion. In addition, prior to Closing, SBC agrees to form SBC Holdings as a direct, wholly owned Subsidiary of SBC, and SBC Wireless LLC as a Delaware limited liability company and a direct, wholly owned Subsidiary of SBC Holdings. In addition, SBC agrees that prior to the Closing it shall cause to occur the transactions specified on Schedule 4.22(a) of the SBC Disclosure Letter or shall cause to occur similar transactions such that the SBC Companies own all of the Business of SBC which shall be contributed to Newco in accordance with the terms of this Agreement (the "SBC Subsidiary Restructuring"). The SBC Companies shall not have any liabilities as a result of the SBC Subsidiary Restructuring that are not taken into account in the Calculation.

                  (b) BellSouth agrees that prior to Closing it shall use commercially reasonable efforts to cause each BellSouth Company and each Subsidiary of a BellSouth Company that is a corporation or treated as a corporation for United States federal income Tax purposes, to the extent permitted by Law to be either converted into or merged into an entity that is a United States person and that is taxable as a partnership for United States federal income tax purposes or that is a disregarded entity under Treasury Regulation Section 301.7701-3(b)(1)(ii); provided that the terms of any agreement providing for the foregoing shall (i) ensure that BellSouth's direct or indirect ownership percentage of each such entity shall not be affected and
(ii) only provide for those matters required to effect such merger or conversion. In addition, BellSouth agrees that prior to the Closing it shall cause to occur the transactions specified on Schedule 4.22(b) of the BellSouth Disclosure Letter or shall cause to occur similar transactions such that the BellSouth Companies own all of the Business of BellSouth which shall be contributed to Newco in accordance with the terms of this Agreement (the "BellSouth Subsidiary Restructuring"). The BellSouth Companies shall not have any liabilities as a result of the BellSouth Subsidiary Restructuring that are not taken into account in the Calculation.

         4.23 Certain Exclusions. Prior to the Closing, SBC shall cause the SBC Companies and certain Subsidiaries of the SBC Companies, respectively, to distribute the Arkansas Assets and the Arkansas Liabilities, and the Pittsburgh Assets and the Pittsburgh Liabilities to a separate Entity wholly owned by SBC or a Subsidiary of SBC (the "SBC Additional Subsidiary"). The Parties and Newco agree that prior to the Closing, Newco shall enter into a Management Agreement with the SBC Additional Subsidiary (other than with respect to the Pittsburgh Market) on terms reasonably acceptable to Newco, which Management Agreement shall permit the SBC Additional

Subsidiary to, along with the assets owned or leased by the SBC Additional Subsidiary, conduct its business in all material respects as it is conducted on the Closing Date. SBC agrees to file all relevant notices, forms and applications required to be made with any Governmental Entity with respect to such distributions. At any time following the Closing Date, SBC and BellSouth shall cause Newco to or cause to be promptly executed and delivered any other documents or assurances, as shall be reasonably requested by SBC in order to vest in SBC its rights in such assets, and SBC shall promptly execute and deliver any other documents as shall be reasonably requested by Newco in order that the liabilities specified above shall be assumed by the SBC Additional Subsidiary.

         4.24 Consent of Third Parties. Except as otherwise provided herein, nothing in this Agreement shall be construed as an attempt by any Party to assign to Newco pursuant to this Agreement any Contract, License, franchise, claim or asset that is by its terms or by Law non-assignable without the consent of any other Person, unless such consent or approval shall have been given.

         4.25 Additional Properties. (a) SBC agrees to, or enter into a binding agreement to, cause the partnership interests in Houma-Thibodaux that it owns indirectly through Radiofone to be owned, directly or indirectly, by one of the SBC Companies prior to the Closing, and, if such transaction cannot be consummated prior to Closing, SBC agrees to cause its Subsidiaries and Affiliates to and Newco agrees to enter into a management agreement (the "Houma-Thibodaux Management Agreement"), and SBC agrees to cause to be contributed to Newco all assets and liabilities of Houma-Thibodaux promptly upon obtaining the consent of all applicable Governmental Entities to such contribution and Newco agrees to taking such steps as shall be required to cause such contribution to occur.

                  (b) SBC agrees to, or enter into a binding agreement to, cause the MI-5 Assets and the Hammond License to be transferred to one of the SBC Companies prior to Closing, and, if such transactions cannot be consummated prior to Closing, SBC agrees to cause its Subsidiaries and Affiliates to and Newco agrees to enter into a management agreement with respect to the MI-5 Assets which cannot be contributed (the "MI-5 Management Agreement"), and SBC agrees to cause to be contributed to Newco all of the MI-5 Assets promptly upon obtaining the consent of all applicable Governmental Entities to such contribution and Newco agrees to taking such steps as shall be required to cause such contribution to occur.

                  (c) SBC agrees to, or enter into a binding agreement to, cause prior to the closings of the transactions contemplated thereby, the Indianapolis License Assignment Agreement to be assigned to one of the SBC Companies.

                  (d) SBC agrees to, or enter into a binding agreement to, cause the assets and liabilities relating to the Paging Services of SBC PR to be transferred to one of the SBC Companies prior to Closing, and, if such transaction cannot be consummated prior to Closing, SBC agrees to cause its Subsidiaries and Affiliates to and Newco agrees to enter into a management agreement (the "PR Management Agreement"), and SBC agrees to cause to be contributed to Newco all assets and liabilities relating to the Paging Services of SBC PR promptly upon obtaining the consent of all applicable Governmental Entities to such contribution and Newco agrees to taking such steps as shall be required to cause such contribution to occur.

                  (e) With respect to those contributions specified in Sections 4.25(a), 4.25(b), 4.25(c) and 4.25(d) that are not contributed to a SBC Company or a Subsidiary thereof at or prior to the Closing, the calculation of the SBC Net Debt shall include the current assets (including cash and cash equivalents) of each respective contribution and the liabilities of each respective contribution as of the time of the respective contributions, calculated in accordance with GAAP consistently applied and subject to the procedures set forth in Section 2.11; provided that with respect to the assets and liabilities of the contribution referred to in Section 4.25(d), only 50% of the assets and liabilities shall be included.

                  (f) SBC shall not be required to cause its indirect interest in FACIC to be indirectly owned by Newco at the Closing. SBC agrees that it shall cause its indirect interest in FACIC to be transferred to Newco within 90 days after the Closing. All distributions (with a record date after the Closing Date) received by SBC in respect of its indirect interest in FACIC for the period between the Closing Date and the date of such transfer (net of Taxes in respect of such distributions and any capital calls) shall be paid to Newco at the time of the transfer of SBC's indirect interest in FACIC.

                  (g) BellSouth agrees to cause to be contributed to Newco all National Marketing Shares as soon as practicable following the Closing and promptly upon obtaining the consent of all applicable Governmental Entities (after taking all steps necessary in connection with any such consent) to such contribution and Newco agrees to taking such steps as shall be required to cause such contribution to occur. BellSouth agrees to cause National Marketing to continue to operate its business in the ordinary course and to continue to provide services to the BellSouth Companies and its Subsidiaries on substantially the same terms as such services are provided immediately prior to the date hereof. BellSouth further agrees to cause National Marketing not to make any distributions prior to its contribution of National Marketing to Newco or any Subsidiary thereof.

                  (h)      In the event that the contribution specified in
Section 4.25(g) is not contributed to a BellSouth Company or a Subsidiary thereof at or prior to the Closing, the calculations of the BellSouth Net Debt shall include the current assets (including cash and cash equivalents) of such contribution and the liabilities of such contribution as of the time of such contribution to Newco or its Subsidiaries calculated in accordance with GAAP consistently applied and subject to the procedures set forth in
Section 2.1.

                  (i) BellSouth agrees to cause to be contributed to Newco the 4.46% limited partnership interest in BellSouth Wireless Data, L.P., a Delaware limited partnership ("BellSouth Wireless Data"), owned by third parties (the "Minority Interest"), free of Encumbrances, as soon as reasonably practicable after Closing and in any event not later than December 31, 2001 and Newco agrees to take such steps as shall be required to cause such contribution to occur. BellSouth shall indemnify and hold Newco harmless against any distributions or other payments made in respect of the Minority Interest and any costs, expenses or other adverse consequences, including any distribution or other payments to minority partners in BLS Wireless Data, arising out of or related to the existence of the Minority Interest or the acquisition of such Minority Interest. For purposes of this Agreement, BellSouth shall be treated for all purposes (e.g., Net Debt calculations) as having contributed 100% of the equity interests in BLS Wireless Data as of the Closing.

         4.26 Consents to Additional Acquisitions. (a) If SBC proposes to cause any business and other assets and liabilities to become an SBC After Acquired Property, SBC shall provide BellSouth with a written request to consent to the proposed acquisition of such a wireless business, assets and liabilities which request shall include a summary of the major terms of the transaction, the selling party, the proposed purchase price (or range of prices), or, alternatively, a copy of definitive documentation with respect to such transaction. BellSouth shall, if the proposed consideration for such transaction or series of related transactions is less than or equal to $500 million, within ten Business Days after such request, approve or reject the acquisition which is the subject of such request. If the proposed consideration for such transaction or series of related transactions is more than $500 million, BellSouth shall, within ten Business Days following such request, call a meeting of or circulate a consent to its Board of Directors to approve or reject the transaction and (i) in the case of a meeting, shall hold such meeting within five Business Days following such call and (ii) in the case of a consent, obtain such consent within 5 days of the mailing or distribution of the consent. In the event BellSouth does not consent to the transaction and SBC nonetheless purchases the property, SBC may offer it to Newco pursuant to Section 11.2 of the LLC Agreement.

                  (b) If BellSouth proposes to cause any business and other assets and liabilities to become BellSouth After Acquired Property, BellSouth shall provide SBC with a written request to consent to the proposed acquisition by BellSouth of a wireless business, assets and liabilities which request shall include a summary of the major terms of the transaction, the selling party, the proposed purchase price (or range of prices) or, alternatively, a copy of definitive documentation with respect to such transaction. SBC shall, if the proposed consideration for such transaction or series of related transactions is less than or equal to $500 million, within ten Business Days after such request approve or reject the acquisition which is the subject of such request. If the proposed consideration for such transaction or series of related transactions is more than $500 million, SBC shall, within ten Business Days following such request, call a meeting of or circulate a consent to its Board of Directors to approve or reject the transaction and (i) in the case of a meeting, shall hold such meeting within five Business Days following such call and (ii) in the case of a consent, obtain such consent within 5 days of the mailing or distribution of the consent. In the event SBC does not consent to the transaction and BellSouth nonetheless purchases the property, BellSouth may offer it to Newco pursuant to Section 11.2 of the LLC Agreement.

         4.27 Intercompany Indebtedness. SBC, BellSouth and Newco agree that all terms (other than the principal amount) with respect to all monies owed by Newco or any of its Subsidiaries immediately following the Closing to (a) SBC or any of its Subsidiaries (other than Newco and its Subsidiaries), and (b) BellSouth or any of its Subsidiaries (other than Newco and its Subsidiaries), shall be the same, including, but not limited to, annual interest rate (which shall be 7.5% per annum as of the Closing), compounding periods, prepayment terms, time to maturity and other repayment terms.

         4.28 Transaction Costs. Newco agrees to assume, from time to time after the Closing, the obligations of SBC, BellSouth, and their respective Subsidiaries with respect to fees and expenses of their respective advisors relating to the acquisition of the properties listed on Schedule 6(a)(2), 6(a)(3) and 6(a)(4) and the "Indianapolis 10MHz License" referred to in Schedule 6(a)(1) and Schedule 6(b)(3), other than fees and expenses with respect to litigation.

         4.29 Minority Interests. Any payments made by SBC or a Subsidiary of SBC (other than Newco and its Subsidiaries) in connection with (i) the acquisition of the minority interests described in Schedule 6(a)(3) (regardless of the representation set forth in Section 3.1(v)) and (ii) any payments made to obtain consents with respect to the properties referenced in Schedule 6(a)(4) shall be refunded to SBC by Newco in cash promptly after receipt of evidence of such payment (regardless of the representations set forth in Section 3.1(v)); provided, that such amounts are determined by a court or follow arm's length negotiations.

         4.30 Crown Castle Shares. As of the Closing, BellSouth shall have recorded as a liability on the financial statements of the BellSouth Companies and their Subsidiaries in an amount equal to the corresponding current assets reflected on the financial statements of the BellSouth Companies and their Subsidiaries with respect to the Crown Castle Shares.

         4.31 Further Assurances. At any time following the Closing Date, SBC and BellSouth shall, and shall cause Newco and their respective Subsidiaries to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Newco, SBC or BellSouth, as the case may be, and necessary for SBC, BellSouth or Newco, as the case may be, to satisfy its obligations under this Agreement or obtain the benefits contemplated by this Agreement, including with respect to the SBC Additional Subsidiaries and the BellSouth Additional Subsidiary.

                                   ARTICLE V
                              CONDITIONS TO CLOSING

         5.1 Conditions to Each Party's Obligation to Effect the Transaction. The respective obligations of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

                  (a) (i) The waiting periods applicable to the consummation of the transactions contemplated hereby under the HSR Act and the EU Merger Regulation shall have expired or been earlier terminated, and <ERROR> all SBC Required Consents and BellSouth Required Consents, the failure of which to be made or obtained would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Newco following consummation of the Transaction or prevent or materially delay or impair the consummation of the transactions contemplated hereby in each case shall have been made or obtained (as the case may be) pursuant to a Final Order, free of any conditions (other than conditions that (x) would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Newco following the Closing, and
(y) would not be reasonably likely to be material and adverse to any material business of SBC or BellSouth, as the case may be, that is not included in the SBC Business or the BellSouth Business). For the purposes of this Agreement, "Final Order" means an action or decision that has been granted as to which (i) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may initiate such reconsideration has passed, and (iv) no appeal is pending or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in each case (i), (ii), (iii) or (iv) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision.

                  (b) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (an "Order"), and no Governmental Entity shall have instituted any proceeding seeking any such Order.

         5.2 Conditions to Obligation of BellSouth. The obligation of BellSouth to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or due waiver by BellSouth at or prior to the Closing of each of the following conditions:

                  (a) The representations and warranties of SBC (other than those related to the Pittsburgh Assets and Pittsburgh Liabilities) contained herein that are qualified by reference to Material Adverse Effect, another materiality qualifier or Knowledge shall be true and correct as of the date hereof and as of the Closing Date as if made as of the Closing Date and all other representations and warranties of SBC shall be true and correct as of the date hereof and as of Closing as if made as of the Closing Date, except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the SBC Companies (except in each case that representations and warranties that are made as of a specific date or as of the date hereof need be so true and correct only as of such date), and BellSouth shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of SBC.

                  (b) The covenants and agreements of SBC to be performed or complied with on or prior to the Closing shall have been duly performed or complied with, as the case may be, in all material respects, and BellSouth shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of SBC.

                  (c) SBC and/or the applicable Affiliate of SBC shall have executed and delivered each of the Ancillary Agreements, to which they are respective parties, and any Ancillary Agreements in effect prior to the Closing shall not have been terminated.

                  (d) SBC shall have obtained and made available to BellSouth the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which the SBC Companies or any of their Subsidiaries is a party, except those for which the failure to obtain such consent or approval is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the SBC Companies.

                  (e) SBC shall have furnished to BellSouth the opinion of in-house counsel for SBC, dated the Closing Date, to the effect that:

                           (i) SBC has been duly incorporated and is an existing corporation in good standing under the law of the state of Delaware; and

                           (ii) this Agreement and the Ancillary Agreements to be executed by SBC have been validly authorized, duly executed and delivered by SBC.

         5.3 Conditions to Obligation of SBC. The obligation of SBC to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or due waiver by SBC on or prior to the Closing Date of each of the following conditions:

                  (a) The representations and warranties of BellSouth contained herein that are qualified by reference to Material Adverse Effect, another materiality qualifier or Knowledge, shall be true and correct as of the date hereof and as of the Closing Date as if made as of the Closing Date and all other representations and warranties of BellSouth shall be true and correct as of the date hereof and as of the Closing as if made as of the Closing Date, except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the BellSouth Companies (except that in each case representations and warranties that are made as of a specific date or as of the date hereof need be so true and correct only as of such date), and SBC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of BellSouth.

                  (b) The covenants and agreements of BellSouth to be performed or complied with on or prior to the Closing shall have been duly performed or complied with, as the case may be, in all material respects, and SBC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of BellSouth.

                  (c) BellSouth and/or the applicable Affiliate of BellSouth shall have executed and delivered each of the Ancillary Agreements, to which they are respective parties, and any Ancillary Agreements in effect prior to the Closing shall not have been terminated.

                  (d) BellSouth shall have obtained and made available to SBC the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which the BellSouth Companies or any of their Subsidiaries is a party, except those for which the failure to obtain such consent or approval is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the BellSouth Companies.

                  (e) SBC shall have received a letter substantially similar to the Ernst & Young letter dated April 4, 2000 to SBC, dated the Closing Date, from Ernst & Young LLP or another nationally recognized independent accounting firm to the effect that the consummation of the transactions contemplated hereby will not require SBC to restate the accounting for any of the transactions set forth on Schedule 4.10(a) of the SBC Disclosure Letter from a "pooling-of-interests" transaction to a "purchase" transaction;

provided that this condition shall be deemed to have been satisfied if SBC shall have been required to restate the accounting for any of such transactions whether or not the transactions contemplated hereby are consummated.

                  (f) BellSouth shall have furnished to SBC the opinion of in-house counsel for BellSouth, dated the Closing Date, to the effect that:

                           (i) BellSouth has been duly incorporated and is an existing corporation in good standing under the law of the state of Georgia; and

                           (ii) this Agreement and the Ancillary Agreements to be executed by BellSouth have been validly authorized, duly executed and delivered by BellSouth.

                                   ARTICLE VI
                                   TERMINATION

         6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)      by mutual written agreement of SBC and BellSouth; or

                  (b) by either SBC or BellSouth, by giving written notice of such termination to the other party, if such other party shall have breached any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within 60 days following the giving of written notice by the non-breaching party to the breaching party of such breach; or

                  (c) by either SBC or BellSouth, by giving written notice of such termination to the other party, if any Order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable; or

                  (d) by either SBC or BellSouth, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to December 1, 2000 (the "Termination Date"); provided that the terminating party shall not be in material breach of its obligations under this Agreement; and provided, further, that the Termination Date shall be extended to March 31, 2001 (the "Extended Termination Date") if either party provides written notice thereof to the other on or prior to November 30, 2000 that such party has reasonably determined that additional time is necessary in connection with obtaining required consent or approval from any Governmental Entity; or

                  (e) by BellSouth, by giving written notice of such termination to SBC, if there has been a breach of the representations and warranties of SBC contained in this Agreement which (x) would result in the failure of the condition set forth in Section 5.2(a) and (y) cannot be or is not cured prior to the Termination Date, or, if extended, the Extended Termination Date; or

                  (f) by SBC, by giving written notice of such termination to BellSouth, if there has been a breach of the representations and warranties of BellSouth contained in this Agreement which (x) would result in the failure of the condition set forth in Section 5.3(a) and (y) cannot be or is not cured prior to the Termination Date, or, if extended, the Extended Termination Date.

         6.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 6.1 (Termination) hereof, this Agreement shall thereafter become void and have no effect, and no party hereto or its respective Affiliates or their directors, officers, employees, agents or advisors shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 6.2 and in Sections 8.2 (Expenses), 8.3 (Public Disclosure), 8.11 (Notices), 8.12 (Governing Law) and 8.13 (Waiver of Jury Trial) hereof, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                  ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

         7.1 Survival of Representations, Warranties, Covenants and Agreements; Knowledge of Breach. Except as set forth in this Section 7.1, the representations and warranties contained in this Agreement shall expire on the eighteenth month anniversary of the Closing Date (provided that with respect to the SBC Additional Subsidiaries and the BellSouth Additional Subsidiary, the relevant eighteenth month anniversary shall be the eighteenth month following the applicable SBC Additional Closing or BellSouth Additional Closing, as the case may be). The representations and warranties included or provided for (x) in Sections 3.1(m) and 3.2(m) (Tax Matters) herein shall survive the Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters and shall expire at such time, (y) in Sections 3.1(k) and 3.2(k) (Environmental Matters) shall survive until the third anniversary of the Closing Date (provided that with respect to the SBC Additional Subsidiaries and the BellSouth Additional Subsidiary, the relevant third anniversary shall be the third anniversary following the applicable SBC Additional Closing or BellSouth Additional Closing, as the case may be) and shall expire at such time, and (z) in Sections 3.1(a) and 3.2(a) (Organization, Good Standing and Qualification), 3.1(c) and 3.2(c) (Capitalization), 3.1(d) and 3.2(d) (Subsidiaries), 3.1(e) and 3.2(e) (Corporate Authority and Approval), 3.1(q) and 3.2(q) (Brokers and Finders), 3.1(v) and 3.2(w) (After Acquired Properties) and 3.2(v) (Ericsson Credits) shall have no expiration date. In the event that any Claim Notice or any other written notice of a claim shall be given hereunder within the applicable survival period, the representations and warranties that are the subject of such indemnity claim shall survive until such claim is finally resolved but only with respect to such claim and any directly related matters. The covenants and other agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, whichever is later.

         7.2 Indemnification by BellSouth. (a) For the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 7.1, BellSouth shall, subject to the limitations set forth in Section 7.1 and this Section 7.2, indemnify, defend and hold harmless Newco and its Affiliates (other than SBC and BellSouth), and their respective directors, officers, employees, shareholders and agents (the "Indemnified Parties") against and in respect of all losses, damages (excluding punitive and consequential damages other than for lost profits), liabilities, costs and expenses (including reasonable attorneys' fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, "Losses") sustained or incurred arising out of, in connection with or relating to any breaches of any of BellSouth's representations and warranties set forth in this Agreement (disregarding for purposes of this Article VII all qualifications and exceptions contained therein relating to materiality (including Material Adverse Effect)); provided that no individual Loss or series of related Losses arising out of, in connection with or relating to any breaches of any of BellSouth's representations and warranties set forth in this Agreement shall be deemed to be a Loss until the amount of such Loss or series of related Losses exceeds $2,000,000 and then only the amount in excess of $2,000,000 shall be deemed a Loss. In determining whether a representation or warranty set forth in this Agreement has been breached, the matters set forth in the BellSouth Disclosure Schedule that qualify the accuracy of a representation or warranty shall be disregarded; provided that with respect to a Loss or a series of related Losses arising out of a representation or warranty as to which disclosure to qualify such a representation or warranty has been made on BellSouth Disclosure Schedule there shall be no Loss until the amount of such Loss or series of related Losses exceeds $4,000,000 and then only the amount in excess of $4,000,000 shall be deemed a Loss.

                  (b) BellSouth shall not be liable for any Losses (other than Losses resulting from a breach of the representations set forth in 3.2(v) and 3.2(w)(i)) arising in connection with a breach of BellSouth's representations and warranties set forth in this Agreement unless and until the amount of such Losses sustained or incurred by the Indemnified Parties arising out of, in connection with or relating to any breaches of BellSouth's representations and warranties set forth in this Agreement exceeds $250 million in the aggregate (the "BellSouth Deductible"), it being understood that for purposes of calculating whether the BellSouth Deductible has been met, the losses of equity holders shall not be counted if a similar Loss of Newco arising out of or related to the same breach of a representation or warranty has been included in such calculation. If the aggregate amount of such Losses exceeds the BellSouth Deductible, BellSouth shall be liable only for the amount by which such Losses exceed the BellSouth Deductible. In addition, except for breaches of
Section 3.2(c) (Capitalization), 3.2(d) (Subsidiaries), 3.2(f) (Financial Statements), 3.2(m) (Taxes), 3.2(q) (Brokers and Finders), and 3.2(w)(i) (After Acquired Properties) and 3.2(v) (Ericsson Credits) for which there shall be no limit, any payments under this Section 7.2 by BellSouth to the Indemnified Parties for Losses shall not exceed in the aggregate $3 billion.

         7.3 Indemnification by SBC. (a) For the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 7.1, SBC shall, subject to the limitations set forth in
Section 7.1 and this Section 7.3, indemnify, defend and hold harmless the Indemnified Parties against and in respect of all Losses sustained or incurred arising out of, in connection with or relating to any breaches of any of SBC's representations and warranties set forth in this Agreement (disregarding for purposes of this Article VII all qualifications and exceptions contained therein relating to materiality (including Material Adverse Effect); provided that no individual Loss or series of related Losses arising out of, in connection with or relating to any breaches of any of SBC's representations and warranties set forth in this Agreement shall be deemed to be a Loss until the amount of such Loss or series of related Losses exceeds $2,000,000 and then only the amount in excess of $2,000,000 shall be deemed a Loss. In determining whether a representation or warranty set forth in this Agreement has been breached, the matters set forth in the BellSouth Disclosure Schedule that qualify the accuracy of a representation or warranty shall be disregarded; provided that with respect to Loss or a series of related Losses arising out of a representation or warranty as to which disclosure to qualify such representation or warranty has been made on SBC Disclosure Schedule there shall be no Loss until the amount of such Loss or series of related Losses exceeds $4,000,000 and then only the amount in excess of $4,000,000 shall be deemed a Loss.

                  (b) SBC shall not be liable for any Losses (other than Losses resulting from a breach of the representations set forth in Section 3.1(v)(i)) arising in connection with a breach of SBC's representations and warranties set forth in this Agreement unless and until the amount of such Losses sustained or incurred by the Indemnified Parties arising out of, in connection with or relating to any breaches of SBC's representations and warranties set forth in this Agreement exceeds $250 million in the aggregate (the "SBC Deductible"), it being understood that for purposes of calculating whether the SBC Deductible has been met, the losses of equity holders shall not be counted if a similar Loss of Newco arising out of or related to the same breach of a representation or warranty has been included in such calculation. If the aggregate amount of such Losses exceeds the SBC Deductible, SBC shall be liable only for the amount by which such Losses exceed the SBC Deductible. In addition, except for breaches of
Section 3.1(c) (Capitalization), 3.1(d) (Subsidiaries), 3.1(f) (Financial Statements), 3.1(m) (Taxes), 3.1(q) (Brokers and Finders) and 3.1(v) (After Acquired Properties) for which there shall be no limit, any payments under this
Section 7.3 by SBC to the Indemnified Parties for Losses shall not exceed in the aggregate $3 billion.

         7.4 Indemnification as Sole Remedy; Specific Performance. Following the Closing, the indemnities provided in this Article VII and in
Section 4.17 shall be the sole and exclusive remedy of the Parties hereto, Newco, their Affiliates, successors and assigns with respect to any and all claims for Losses sustained or incurred arising out of, in connection with or relating to this Agreement and the transactions contemplated by this Agreement, except for damages for breach of any covenants, agreements (other than any covenant or agreement providing for the maintenance of the accuracy of representations or warranties) or willful or fraudulent breach of the representations and warranties set forth in this Agreement or any of the other agreements contemplated hereby. Notwithstanding the foregoing, SBC, BellSouth and Newco may seek specific performance of the obligations set forth in Article II and Section 4.18 (Business Assets) of this Agreement.

         7.5 Method of Asserting Claims, Etc. All claims for indemnification by the Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.5. In the event that any written claim or demand for which SBC or BellSouth, as the case may be (an "Indemnifying Party"), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than 15 days following such Indemnified Party's receipt of such claim or demand, notify in writing the Indemnifying Party of such claim or demand (the "Claim Notice"). The Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party with respect to such claim or demand if the Indemnified Party fails to timely deliver the Claim Notice and the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 30 days after the personal delivery or mailing of the Claim Notice, whichever is later, (the "Notice Period") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand and shall during the Notice Period and thereafter be provided by the Indemnified Party with such information relating to the claim or demand as the Indemnifying Party shall request. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be borne by the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense. If the Indemnifying Party so elects to assume the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party, except as hereinafter provided. The Indemnifying Party shall be liable for the reasonable fees and expenses of the Indemnified Party in connection with the defense of a Claim if the Indemnified Party shall have been advised in writing by outside counsel that there are actual conflicts of interests between the Indemnified Party and the Indemnifying Party in connection with the defense of such Claim; provided, however, that the Indemnifying Party shall not be responsible for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. If any Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense (except as provided in the preceding sentence), provided that in any action seeking an injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof, the Indemnified Party shall be entitled to participate in the defense of such action at the expense of the Indemnifying Party. The Indemnified Party shall not settle, compromise or discharge a claim or demand for which it is indemnified by the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will provide the Indemnifying Party and its counsel access to all relevant business records and other documents, and shall use its reasonable best efforts to assist, and to cause the employees and counsel of the Indemnified Party to assist, in defense of such claim. If the Indemnifying Party elects not to defend the Indemnified Party, the Indemnified Party shall have the right and the obligation to defend the claim or demand by appropriate proceedings and shall have the sole power to direct and control such defense.

         7.6 No Additional Recoveries. No indemnity shall be recoverable by the Indemnified Parties with respect to any matter to the extent such matter was reflected in (i) the final calculation of the Closing Net Debt, if any, pursuant to Section 2.11 or (ii) the Benefits Calculation, if any, pursuant to Section 4.4(i) and any Losses related thereto to the extent reflected in the final calculation of the adjustment to the Closing Net Debt or the Benefits True-Up, as the case may be, shall not be counted as Losses.

         7.7 Calculation of Losses. The amount of any Losses payable by the Indemnifying Party to the Indemnified Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, (ii) Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments and (iii) Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss, but only to the extent of such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to fully utilize all Tax items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Nothing in this Section 7.6 shall require SBC or

BellSouth to disclose any information regarding the calculation of Taxes (including, without limitation, any Tax Return), other than to the extent such information relates directly to the computation of Tax cost or Tax benefit for these purposes.

         7.8 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party (a "Potential Contributor") based on the underlying claim or demand asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law or any applicable contractual arrangement, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

         7.9 Tower Indemnity. For the period commencing on the Closing Date and ending on the fourth anniversary thereof, SBC shall indemnify, defend and hold harmless the Indemnified Parties against and in respect of all Losses sustained, incurred, arising out of, in connection with or relating to the Tower Bankruptcy of the lessor of any Towers that are subject to and part of the Tower Transaction (as defined in Schedule 4.2 of the SBC Disclosure Letter) (each, a "Tower Lessor"); provided that if the counterparty to the Tower Transaction is described as on Schedule 7.9 of the SBC Disclosure Letter the maximum amount of Losses related to the foregoing for which SBC may be liable shall not exceed 50% of the proceeds received by SBC or its Subsidiaries by the Tower Lessor in connection with the Tower Transaction; and provided further that such indemnification shall not apply if the Tower Transaction is substantially similar to the arrangement described on Schedule 3.2(o)(D) of the BellSouth Disclosure Letter. The indemnification procedures set forth in the preceding Sections of this Article VII shall apply to any indemnifications under this
Section 7.9.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SBC and BellSouth, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         8.2 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including, but not limited to, Transfer Taxes and all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

         8.3 Public Disclosure. Each Party hereby agrees with the other Party that prior to the Closing, except as may be required to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange upon which the securities of one of the Parties or its Affiliates is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by the Parties; provided, however, that to the extent that either Party to this Agreement is required by Law or the rules and regulations of any stock exchange upon which the securities of one or more of the Parties or its Affiliates is listed to make such a public disclosure, such public disclosure shall only be made after prior consultation with and delivery of a copy of the proposed disclosure substantially in the form it will be disclosed to the public to the other Party, if consultation and delivery is reasonably practicable.

         8.4 Assignment. No Party nor Newco may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties and Newco; provided that any Party may assign this Agreement to a wholly owned Subsidiary so long as the Party assigning this Agreement agrees to guarantee, without restriction, the performance of all such Subsidiary's obligations hereunder.

         8.5 Entire Agreement. This Agreement and the Ancillary Agreements (including all Annexes, Exhibits and Schedules hereto and thereto) contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein.

         8.6 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

         8.7 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and Newco and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than SBC, BellSouth, Newco or their respective successors any rights or remedies under or by reason of this Agreement.

         8.8 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

         8.9 Section Headings. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         8.10 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile; provided that the facsimile is promptly confirmed by written confirmation by registered mail thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                  (a)      if to SBC, to:

                                            SBC Communications Inc.
                                            175 E. Houston
                                            San Antonio, TX  78205
                                            Facsimile:  (210) 351-3553

                                            Attention:  Chairman and Chief
                                                        Executive Officer

                           With a copy to:

                                            SBC Communications Inc.
                                            175 E. Houston
                                            San Antonio, TX  78205
                                            Facsimile:  (210) 351-2298

                                            Attention:  Senior Executive Vice
                                                        President and General
                                                        Counsel

                           With an additional copy to:

                                            Sullivan & Cromwell
                                            125 Broad Street
                                            New York, NY 10004
                                            Facsimile:  (212) 558-3588

                                            Attention: Joseph B. Frumkin
                           and

                  (b)      if to BellSouth, to:

                                            BellSouth Corporation
                                            1155 Peachtree Street
                                            Suite 2000
                                            Atlanta, GA  30309
                                            Attention:  Chief Executive Officer
                                            Facsimile:  (404) 249-5110

                           With a copy to:

                                            BellSouth Corporation
                                            1155 Peachtree Street
                                            Suite 2000
                                            Atlanta, GA  30309
                                            Attention:  General Counsel
                                            Facsimile:  (404) 249-5948

                           and

                  (c)      if to Newco, to:

                                            Alloy LLC
                                            1000 Peachtree Street.
                                            Suite 1100
                                            Atlanta, GA  30309
                                            Attention:  Chief Executive Officer
                                            Facsimile: (404) 249-4488

                  Any notice given by mail shall be effective when received.

         8.11 Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF. EACH PARTY AND NEWCO HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL

COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE (THE "CHOSEN COURTS").

         8.12 Submission to Jurisdiction. Each of SBC, BellSouth and Newco hereby irrevocably submits in any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware. The Parties and Newco irrevocably waive, to the fullest extent permitted by law, any objections which they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

         8.13 Waiver of Jury Trial. Each Party and Newco acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party and Newco hereby irrevocably and unconditionally waives any right such Party and Newco may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party and Newco certifies and acknowledges that (i) no representative, agent or attorney of any other Party or Newco has represented, expressly or otherwise, that such other Party or Newco would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party and Newco understands and has considered the implications of this waiver,
(iii) each such Party and Newco makes this waiver voluntarily and (iv) each such Party and Newco has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.13.

         8.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a party of a material benefit contemplated by this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

                              SBC COMMUNICATIONS INC.



                              By:  /s/ James S. Kahan
                                   ------------------
                                   Name:  James S. Kahan
                                   Title: Senior Executive Vice President -
                                            Corporate Development




                              BELLSOUTH CORPORATION



                              By:  /s/ Keith O. Cowan
                                   ------------------
                                   Name:  Keith O. Cowan
                                   Title: Vice President - Corporate Development


                              ALLOY LLC
                                By: ALLOY MANAGEMENT CORP., its Manager


                              By:  /s/ Mark L. Feidler
                                   -------------------
                                   Name:  Mark L. Feidler
                                   Title: Chief Operating Officer